Exhibit 10(b)
WYLE ELECTRONICS RETIREMENT PLAN
(As amended and restated September 9, 2009)

Exhibit 10(b)

i

(Continued)

(Continued)

(Continued)

WYLE ELECTRONICS RETIREMENT PLAN
PREAMBLE
The Wyle Electronics Retirement Plan set forth herein (the “Plan”) was initially adopted effective February 1, 1973. The Plan was amended and restated effective February 1, 1989 and was subsequently amended and restated effective December 17, 1993 to reflect, in each case, amendments adopted since the prior restatement, to conform with applicable statutes and regulatory requirements, and to make other changes deemed desirable in order to effect the purposes of the Plan.
On February 15, 2002, the Plan was further restated to incorporate amendments adopted through December 31, 2000 and in order to make changes deemed necessary or advisable to comply with changes in applicable law, including those necessary to comply with the provisions of the Uniformed Services Employment and Reemployment Rights Act of 1994, the Uruguay Round Agreements Act (also referred to as GATT), the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, and the Community Renewal Tax Relief Act of 2000, as well as other amendments determined by the Company to be appropriate to further the purposes of the Plan, effective as of the dates required by such provisions of law or as expressly set forth provided that clarifications of existing provisions are effective as of the same dates as the provisions which they clarify).
The Plan was further amended and restated on March 17, 2003, generally effective as of January 1, 2002 in order to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 (also referred to as EGTRRA) and to reflect certain Plan governance changes adopted July 17, 2002. The Plan was thereafter amended on October 24, 2005 to comply with the small

1

benefit cashout provisions of Code Section 401(a)(31)(B), effective March 28, 2005. The Plan is now hereby amended and restated to make certain changes to reflect provisions of the Pension Protection Act of 2006, the Pension Funding Equity Act of 2004, the Heroes Earnings Assistance and Relief Tax Act of 2008, and final regulations under Code Section 415, to update certain actuarial assumptions, and to add a contingent annuitant option for domestic partners and same-sex spouses. References herein to Paragraphs whose numbering changed since the prior Plan restatement shall, where the context so requires, refer to corresponding Paragraphs of the Plan as previously in effect.

ARTICLE I
PURPOSES AND LIMITATIONS
          1.1 Purposes. The Company, in order to encourage the loyalty, efficiency, continuity of service and productivity of its Employees, heretofore established the WYLE ELECTRONICS RETIREMENT PLAN, which is sometimes referred to herein as the “Plan”.
          1.2 Limitation on Reversionary Right. Prior to the satisfaction of all liabilities with respect to Employees and their beneficiaries under the Plan, and, subject to the provisions of Paragraph 10.1 hereof permitting the refund of nondeductible contributions, no part of the principal or income which is to be contributed as hereinafter described is to be used for or diverted to purposes other than those which are for the exclusive benefit of such Employees or their beneficiaries.
          1.3 Limitation on Employee Rights. The establishment of this Plan shall not be construed as giving any Employee or any person any legal or equitable right as against the Company or any other Employer or the Committee, unless such right is specifically provided for in this document, nor shall it be construed as giving any Employee the right to be retained in the service of any Employer.

ARTICLE II
DEFINITION OF TERMS
The following terms shall have the meaning set forth below unless the context clearly requires otherwise.
          2.1 Actuarial Value or Equivalent. References to the value of benefits or their actuarial equivalent shall mean the dollar value or amount of such benefits in the form and at the applicable time computed on the basis of the actuarial factors or assumptions (including interest and mortality) specified in the Plan.
          2.2 Affiliate. Any trade or business (other than an Employer), whether or not incorporated, which at the time of reference controls, is controlled by, or is under common control with an Employer within the meaning of Section 414(b) or 414(c) of the Code (including any division of an Employer not participating in the Plan) and, for purposes of Article VI, Section 415(h) of the Code. The term Affiliate shall also mean any member of an affiliated service group, within the meaning of Section 414(m) of the Code, that includes an Employer, or organization aggregated with an Employer pursuant to Section 414(o) of the Code, to the extent required by such sections. No entity shall be treated as an Affiliate for any period prior to the date on which its relationship with the Employers described in the foregoing two sentences begins, nor any period after such relationship ends.
          2.3 Annuity Commencement Date. The first day of the first period for which a benefit under this Plan is paid as an annuity or, in the case of a lump sum distribution, the scheduled date of distribution (determined in either case without regard to administrative delays in the making or commencement of payment). Where applicable, the Annuity

Commencement Date with respect to an annuity shall be the date duly elected by the Participant, such as an Early Retirement Date as described in Paragraph 4.2, or the Normal Retirement Date (as defined in Paragraph 4.1) for a Participant who has terminated employment and has not deferred commencement of payment to a later date (not later than the date provided in Paragraph 7.1(b)), by either affirmative election or failure to elect his form of benefit or to provide the information necessary for payment to commence.
          2.4 Armed Forces Services. Effective December 12, 1994, notwithstanding any provision of this Plan to the contrary, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code. Service credits so required that are based on Hours of Service shall be determined by crediting forty (40) Hours of Service for each week of such absence for service in the Armed Forces of the United States. If a Participant shall die or become disabled during his absence for military service as set forth herein, his term of employment shall be considered as having continued up to the date of his death or disability. Effective January 1, 2007, if a Participant dies while performing qualified military service (as defined in Section 414(u) of the Code), the beneficiary(ies) of such Participant shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) that would have been available had the Participant resumed and then terminated employment on account of death, to be determined in accordance with the Heroes Earnings Assistance and Relief Tax Act of 2008 and guidance thereunder.
          2.5 Board of Directors. The Board of Directors of the Company, or any duly authorized committee thereof.

          2.6 Code. The Internal Revenue Code of 1986, as amended from time to time.
          2.7 Committee. Effective July 17, 2002, the Management Pension Investment and Oversight Committee appointed pursuant to Article XI and prior thereto, the Employee Benefits Committee as defined in the Plan as then in effect.
          2.8 Company. Prior to January 1, 1995, Wyle Laboratories. Effective January 1, 1995 to October 16, 2000, Wyle Electronics, a corporation organized and existing pursuant to the laws of the State of California, and thereafter, Arrow Electronics, Inc. (successor by merger to Wyle Electronics).
          2.9 Company Representative. The individuals serving from time to time as members of the Committee, but acting as the representative of the Company in exercising the rights of the Company as settlor and plan sponsor. Such individuals shall not be deemed to be fiduciaries with respect to the Plan when carrying out responsibilities assigned to the Company Representative under the Plan, even though, where applicable, the same individuals may be fiduciaries when carrying out their responsibilities as members of the Committee.
          2.10 Credited Service. Credited Service shall consist of the number of years and full calendar months during which a person shall have served as an Employee as defined in Paragraph 2.15 with (i) any Original Participating Unit or Units designated as such under Paragraph 2.23(a) hereof, or (ii) any other Participating Unit, but only with respect to such service as shall be rendered after the date specified regarding such Unit in Paragraph 2.23(b). Any calendar month during which an Employee shall have served more than fifteen days shall be deemed to be a full month and any month during he shall have served less than sixteen days shall be disregarded.
After 1994 Credited Service shall consist of all periods during which a person shall have served as an Employee as defined in Paragraph 2.15 with (i) any Original Participating Unit or Units designated as such under Paragraph 2.23(a) hereof, or (ii) any other Participating Unit, but only with respect to such service as shall be rendered after the date specified regarding such Unit in Paragraph 2.22(b); provided that Credited Service for any Employee hired after such date, or after the Effective Date in the case of an Employee of any Original Participating Unit, shall commence on the date of such Employee’s commencement of participation under the Plan as provided in Article III. For these purposes, an Employee’s period of severance following a separation from service shall not be considered as a period of employment, but any absence not occurring as consequence of a separation from service shall be considered as a period of employment. An Employee shall be credited with a full month of service for the month in which his or her separation from service shall occur. With respect to Participants who do not complete an Hour of Service after January 31, 1988, Credited Service shall not include any service rendered by an Employee after (i) the date on which he shall have attained sixty-five (65) years of age if such date shall be the first day of a calendar month or (ii) in all other cases, after the calendar month during which he or she shall have attained sixty-five (65) years of age. Credited Service for a Participant who transfers from employment with another Employer to employment with Arrow Electronics, Inc. between October 16, 2000 and December 31, 2000 shall include the period of such employment with Arrow Electronics, Inc through December 31, 2000. In accordance with Article XXI, no period after December 31, 2000 shall be includible in Credited Service.

          2.11 Defined Benefit Plan. The term “Defined Benefit Plan” shall have the same meaning as provided in Section 3(35) of ERISA.
          2.12 Defined Contribution Plan. The term “Defined Contribution Plan” shall have the same meaning as provided in Section 3(34) of ERISA.
          2.13 Domestic Partner. An individual is a “Domestic Partner” with respect to a Participant for purposes of this Plan if (i) such individual and the Participant have a currently registered domestic partnership with a governmental body pursuant to state or local law authorizing such registration, or (ii) such individual and the Participant are parties to a civil union or same-sex marriage that is lawful in the jurisdiction in which entered into. In the absence of a formal registration, a Participant may register his or her domestic partnership with another individual by filing an affidavit with the Company in such form as the Company shall prescribe, and such individual shall qualify as a Domestic Partner of such Participant for purposes of this Plan until such time, if any, as the domestic partnership shall be terminated in accordance with applicable Company rules and procedures. Notwithstanding the foregoing, an individual will not be regarded as a Domestic Partner of a Participant if either such individual or the Participant is married to another person (even if legally separated) or have a domestic partnership with another person.
          2.14 Effective Date. The original effective date of the Plan was February 1, 1973.
          2.15 Employee. Every employee of an Employer who is employed in a Participating Unit (as defined in Paragraph 2.23) excluding, however, the following employees:

               (a) Any employee of the Electronics Enclosures Division who is a member of a bargaining unit.
               (b) Any employee of the Angle Products Division, the Lewis Machine Division, or the Central Petroleum Division, who is a member of any union bargaining unit.
               (c) Any employee of Pal-Vin Machine Division who is compensated on an hourly basis.
               (d) Any employee of Redwing Carriers, Inc. who is compensated other than on a salaried basis.
               (e) Any person employed by an Employer exclusively on an “on call” basis.
               (f) Effective October 1, 1995, any nonresident alien who receives no earned income (within the meaning of Section 911(d)(2) of the Code) from an Employer which constitutes income from sources within the United States (within the meaning of Section 861(a)(3) of the Code).
               Service with an Employer in any of the categories described in this Paragraph 2.15 (or with an Affiliate), shall in all circumstances be taken into account in calculating the Years of Vesting Credit Service under Paragraph 2.27 hereof.
               An individual who performs services for an Employer under an agreement or arrangement (which may be written, oral, and/or evidenced by the Employer’s payroll practice) with such individual or with another organization that provides the services of such individual to the Employer, pursuant to which such individual is treated as a consultant or an independent contractor or is otherwise treated as an employee of an entity other than the Employer, shall not be an Employee, irrespective of whether such individual is treated as an employee of the Employer under common-law employment principles or pursuant to the provisions of Section 414(m), 414(n) or 414(o) of the Code.
          2.16 Employer. The Company and any subsidiary or other affiliate of the Company which has adopted the Plan with the approval of the Company, subject to the terms and conditions as may be imposed by the Company upon the participation in the Plan of such adopting Employer.
          2.17 ERISA. The Employee Retirement Income Security Act of 1974, as amended.
          2.18 Final Average Earnings.
               (a) Participant’s Final Average Earnings. A Participant’s Final Average Earnings shall be his average monthly compensation for the five years in his Final Employment Period during which he shall have been most highly compensated or, if his Final Employment period shall be less than five years, his average monthly compensation during his Final Employment Period.
               For purposes of this Article, the five years referred to above shall be Plan Years to the extent that they are years beginning before February, 1989, and shall be calendar years to the extent that they are years beginning after 1988.

               (b) Final Employment Period. A Participant’s Final Employment Period shall be the most recent ten-year period of service with an Employer or any Affiliate as of December 31, 2000. Such ten-year period shall be determined in accordance with the following table:

First Day of	Most Recent Ten-Year Period
Employment	of Service Commences	Terminates

Before	Later of:	Calendar Year

February, 1989	(a) Plan Year commencing in ninth calendar year prior to calendar year of termination of employment or	of termination of employment

(b) Plan Year in which first day of employment occurred

February, 1989	Later of:	Calendar Year

or later	(a) Calendar Year commencing in ninth calendar year prior to calendar year of termination of employment, or	of termination of employment

(b) Calendar Year in which first day of employment occurred
               Effective January 1, 1989, “Calendar Year” shall be substituted for “Plan Year”.
               Notwithstanding the foregoing, the accrued benefit of any Employee who was a Participant on January 31, 1989, shall never be less than the amount of such benefit calculated by applying the definition of Final Average Earnings and Final Employment Period in effect on January 31, 1989, the date on which the Plan was amended to provide the definitions contained in subparagraphs (a) and (b) of this Paragraph.

               (c) Compensation. The Compensation to be taken into account is the salary, wage or commission paid to the Employee, including overtime pay, vacation pay and bonuses, exclusive of expenses, subsistence allowance or any other extra payments in a Plan Year. Furthermore, compensation for those personnel who are compensated on a commission basis and who are required to pay their own expenses from such commissions shall be an amount equal to the total commissions paid or accrued to such personnel. Compensation shall be determined before giving effect to any elective reductions described in Section 401(k) of the Code, or pursuant to a cafeteria plan described in Section 125 of the Code or in accordance with Section 132(f)(4) of the Code.
               Compensation of any Participant in excess of Two Hundred Thousand Dollars in any Plan Year commencing prior to January 1, 1994, shall not be taken into account, nor Compensation in excess of the following limits for any later year:

Compensation
Years	Limit
1994-1996	$150,000

1997-1999	$160,000

2000 and 2001	$170,000
(if required under top heavy rules)
               In the event that the Plan should become top-heavy for plan years beginning on or after January 1, 2002 and it is therefore necessary to determine compensation for purposes of computing any top-heavy minimum benefit accrual, the limit on such compensation shall be $200,000 for plan years beginning on or after January 1, 2002, as such limit may be adjusted thereafter for cost of living increases pursuant to Section 401(a)(17) of the Code. The family aggregation rules in effect prior to January 1, 1997 are repealed as of that date.
               With respect only to each Participant who is a Section 401(a)(17) Employee as defined in Treasury Regulations Section 1.401(a)(17)-1(e)(2)(i), the preceding provisions of this subparagraph shall be applied so that such Participant’s accrued benefit in each Year, commencing with the Year beginning February 1, 1989 (the statutory effective date as defined in Treasury Regulations Section 1.401(a)(17)-1(d)(1)(i)), shall consist of the greater of (A) the Participant’s Section 401(a)(17) frozen accrued benefit, as defined in Treasury Regulations Section 1.401(a)(17)-1(e)(2)(iv), plus the Participant’s accrued benefit determined under the formula applicable to benefit accruals in the current Plan Year as applied to Years of service after the Section 401(a)(17) fresh start date (as defined in Treasury Regulations Section 1.401(a)(17)-1(e)(2)(ii), or (B) the greater of (i) the Participant’s Section 401(a)(17) frozen accrued benefit, as defined hereinbefore, or (ii) the benefit calculated under the terms of the Plan as though the provisions of Code Section 401(a)(17) had always been in force.
               Notwithstanding the foregoing, after June 30, 1996, the additional benefit accrued in any Year (hereinafter the “Current Year”) for any Participant hereunder shall be calculated without taking into account with respect to any Year any compensation in excess of the amount determined under Code Section 401(a)(17) for the Current Year as set forth above; provided, however, that no Participant shall, by reason of the foregoing, enjoy a benefit that is less than the benefit accrued for such Participant as of June 30, 1996.
          2.19 Highly Compensated Employee. Effective from January 1, 1997 “Highly Compensated Employee” shall have the meaning set forth in the Veba Electronics Inc.

401(k) Plan prior to January 1, 2001, and thereafter shall have the meaning set forth in the Arrow Electronics Savings Plan.
          2.20 Hours of Service. Whenever Hours of Service shall be taken into account in determining the rights or benefits hereunder with respect to any employee, such hours shall be computed in accordance with the following rules:
               (a) An Hour of Service is each hour for which an employee is directly or indirectly paid, or entitled to payment, by an Employer or Affiliate for the performance of duties during the applicable computation period. These hours shall be credited for the computation period or periods in which the duties were performed.
               (b) An Hour of Service is each hour for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Employer or Affiliate. These hours shall be credited for the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made. Hours shall not be credited under both subparagraph (a) and this subparagraph (b). Thus, for example, an employee who receives a back pay award following a determination that he or she was paid at an unlawful rate for Hours of Service previously credited will not be entitled to additional credit for the same Hours of Service.
               (c) An Hour of Service is, in addition to Hours of Service as defined in subparagraphs (a) and (b), each hour for which an employee is directly or indirectly paid, or entitled to such payment, by an Employer or Affiliate for reasons (such as vacation, sickness or Disability) other than for the performance of duties during the applicable computation period. For purposes of this subparagraph (c), irrespective of whether these hours have accrued in other computation periods, these hours shall be counted in the computation period in which either payment is actually made or amounts payable to the Employee come due. Thus, an employee who does not perform duties during a computation period because of a prolonged illness which is compensable by sick pay, whether previously or currently accrued, would be credited currently with Hours of Service irrespective of whether the sick pay was actually paid. For purposes of this subparagraph (c), Hours of Service shall be determined by dividing the payments received or due for reasons other than the performance of duties by the lesser of:
                    (i) The employee’s most recent hourly rate of compensation for the performance of duties; or
                    (ii) The employee’s average hourly rate of compensation for performance of duties for the most recent computation period in which the employee completed more than five hundred Hours of Service.
               The method of determining the number of Hours of Service to be credited and to which computation period hours will be credited for periods during which no duties are performed shall be in conformity with Sections 2530.200b-2(b), (c), and (f) of Title 29 of the Code of Federal Regulations.
               (d) When it shall be necessary to calculate Hours of Service for any employee who is not compensated on an hourly basis, such employee shall be credited with forty-five hours for each week during which such employee shall have been directly or indirectly compensated by an Employer or Affiliate or shall have been performing duties for an Employer or Affiliate. Such employee shall also be credited with Hours of Service for designated absences in the same manner as provided herein with respect to hourly Employees.

               (e) Special Rule for Maternity or Paternity Absence.
                    (i) In the case of each individual who is absent from work for any period (A) by reason of the pregnancy of the individual, (B) by reason of the birth of a child of the individual, (C) by reason of the placement of a child with the individual, or (D) for purposes of caring for such child for a period beginning immediately following such birth or placement, this Plan shall treat as Hours of Service, for the purpose of determining under this Plan whether a Break-in-Service has occurred, the hours described in Subsection (ii) of this subparagraph.
                    (ii) The hours described herein are (A) the Hours of Service which otherwise would normally have been credited to such individual but for such absence, or (B) in any case where the hours described in subsection (i) of this subparagraph cannot be determined, eight Hours of Service per day of such absence, except that the total number of hours treated as Hours of Service under this clause by reason of any such pregnancy or placement shall not exceed five hundred one hours.
                    (iii) The hours described hereinabove shall be treated as Hours of Service as provided herein: (A) Only in the Year in which the absence from work begins, if a Participant would be prevented from incurring a Break-in-Service in such Year solely because the period of absence is treated as Hours of Service as provided in subsection (i) of this Paragraph; or (B) in any other case, in the immediately following year.
          2.21 Leave of Absence. Any absence of an employee from active service with an Employer or Affiliate which is not treated by the Employer or Affiliate as a Termination of

Employment. Determinations by the Employer or Affiliate of Leaves of Absence shall be on a like basis to all Employees and shall not be discriminatory.
          2.22 Participant. An Employee who on or after February 1, 1973, has met all the requirements of the Plan and who continues to have rights or contingent rights to benefits under the Plan.
          2.23 Participating Units.
               (a) Original Participating Unit: Each of the following units of the Employer is an originally designated Participating Unit for the purposes of this Plan so that service with such unit or its predecessor as provided in Paragraph 2.10 rendered prior to January 1, 2001 shall be taken into account in calculating Credited Service.
                    (i) The Company’s Corporate Offices as constituted from time to time prior to January 1, 2001;
                    (ii) The Scientific Services and Systems Group;
                    (iii) Wyle Distribution Group - Los Angeles;
                    (iv) Wyle Distribution Group - Seattle;
                    (v) Wyle Distribution Group - Phoenix;
                    (vi) Burton Electrical Engineering, El Segundo, California;
                    (vii) Electronic Enclosures, El Segundo, California, and Pennsauken, New Jersey.

               (b) Other Participating Units. Each of the following units of the Company (or any other Employer) is designated as a Participating Unit for purposes of this Plan, and service with such unit from and after the date indicated below and prior to January 1, 2001 (or earlier termination of such unit’s status as a member of a controlled group (within the meaning of Section 414(b) or 414(c) of the Code) which includes the Company) shall be taken into account in calculating Credited Service as provided in Paragraph 2.10 hereof:
                    (i) Angle Products Division – October 31, 1968;
                    (ii) Lewis Machine Division – October 31, 1968;
                    (iii) Pal-Vin Machine Division – October 31, 1968;
                    (iv) Wyle Distribution Group, San Diego – February 28, 1969;
                    (v) Central Petroleum Division – October 31, 1968;
                    (vi) Wyle Data Services – July 9, 1977;
                    (vii) Wyle Distribution Group Denver – February 1, 1980;
                    (viii) Wyle Distribution Group – Santa Clara, Inc. – February 1, 1980;
                    (ix) Applied Research Division – May 1, 1985;
                    (x) Sylvan Ginsbury, Ltd. – January 1, 1997.
                    (xi) Puerto Rico Operations – January 1, 1998

                    (xii) VEBA Electronics, Inc. – February 1, 1998
               (c) Arrow Electronics, Inc. Notwithstanding any other provision of the Plan, effective October 16, 2000, employment with Arrow Electronics, Inc. shall be treated as employment in a Participating Unit and as Credited Service if the Employee was employed in a Participating Unit immediately before his transfer to employment with Arrow Electronics, Inc. No other employment with Arrow Electronics, Inc. shall be treated as employment in a Participating Unit or be included in calculating Credited Service.
          2.24 Plan Year. The twelve-month period beginning on February 1 and ending on January 31 of the following year. After January 31, 1993, the Plan Year shall be the eleven-month period ending December 31, 1993, and each calendar year thereafter.
          2.25 Termination of Employment. (a) A dismissal for any reason; (b) a refusal or failure to return to work within five (5) working days after the date requested by an Employer or Affiliate in a notice mailed to an employee’s last known address, postage prepaid; (c) a failure to return to work at the conclusion of a Leave of Absence; (d) voluntary termination; or (e) termination by reason of death or disability.
          2.26 Trustee. The trustee or trustees from time to time designated under a trust agreement under which this Plan is funded, as described in Paragraph 12.4. Where the context so requires, the term Trustee shall also mean or include the Funding Agent as defined in Paragraph 12.1.
          2.27 Year of Vesting Credit Service. Any calendar year during which the Participant has completed one thousand or more Hours of Service with an Employer or its predecessor, or with an Affiliate, whether or not such service shall have been completed with a Participating Unit. In calculating a Participant’s vested interest hereunder, all Years of Vesting Credit Service, even though not consecutive, shall be taken into account; except that if a Participant (a) shall incur a period of consecutive One-Year Breaks in Service at least equal to the greater of (i) five such One-Year Breaks or (ii) the aggregate number of Years of Vesting Credit Service before such period, and (b) shall have had no vested interest hereunder at the commencement of said period, then Years of Vesting Credit Service prior to such period shall not be taken into account unless such Participant shall have returned to service prior to February 1, 1990. A one-Year Break in Service is any Plan Year during which a Participant shall complete less than five hundred Hours of Service with an Employer or Affiliate.
               For periods prior to January 1, 1992, the term “Plan Year” is substituted for the term “calendar year” in the first sentence of this Paragraph. Any Employee who completes one thousand Hours of Service during the Plan Year ending January 31, 1992, and who also completes one thousand or more Hours of Service for the calendar year ending December 31, 1992, shall receive credit for two (2) Years of Vesting Credit Service hereunder as provided in Department of Labor Regulations Section 2530.203-2(c).
               No amendment to the Plan shall cause any person who is an Employee on the effective date of the amendment to enjoy fewer years of Vesting Credit than he shall have enjoyed prior to such amendment.

ARTICLE III
ELIGIBILITY
               All Employees shall participate in the Plan on the first day of the month coinciding with or next following their dates of hire.
               Effective January 1, 1999, no Employee who performed his or her first Hour of Service on or after January 1, 1999 shall participate in the Plan.

ARTICLE IV
RETIREMENT DATE
          4.1 Normal Retirement Date. A Participant’s Normal Retirement Date shall be the first day of the month coinciding with or next following his attainment of Normal Retirement Age.
               A Participant shall be fully vested upon attaining his Normal Retirement Age; viz., the date on which he or she attains sixty-five (65) years of age, but not before the fifth anniversary of first day of the Plan Year in which he or she commenced participating in the Plan or, if earlier, his completion of five Years of Vesting Credit Service.
          4.2 Early Retirement Date. A Participant may elect an Early Retirement Date as of the first day of any month after the date of such election and on or after his termination of employment, provided that he is, by such date, at least fifty-five years of age and provided that (i) he has completed ten Years of Vesting Credit Service or (ii) that his benefit hereunder has become fully vested by reason of a partial termination of the Plan. The Participant’s Early Retirement Benefit shall be a monthly lifetime income to commence on his Early Retirement Date in an amount equal to (a) his benefit earned to the date on which he shall have terminated his employment (calculated as provided in Paragraph 9.2), reduced by (b) an amount calculated by multiplying such accrued benefit by the percentage determined in the following sentence. The percentage referred to in the preceding sentence shall be the number of months by which the Participant’s Early Retirement Date precedes his sixty-fifth birthday anniversary multiplied by one-twelfth of five percent.

               If a Participant shall separate from the service of an Employer after having completed ten Years of Vesting Credit Service, but before attaining fifty-five years of age, such Participant shall be entitled to elect that his benefit shall be paid to him in conformity with the preceding provisions of this Paragraph 4.2, commencing as of the first day of any month coinciding with or following the date on which he shall attain fifty-five years of age.
          4.3 Deferred Retirement Date. A Participant may continue in active service beyond his Normal Retirement Date until his Deferred Retirement Date, which shall be the first day of the calendar month following actual termination of service. No retirement income shall be paid to such a Participant until his actual retirement.
               Upon his Deferred Retirement Date, a Participant shall be entitled to receive a monthly retirement income calculated as provided herein, but if such Participant shall have completed an Hour of Service after January 31, 1988, and if such Participant’s Normal Retirement Date shall have occurred before January 31, 1989, he shall be entitled to a benefit equal to the greater of the benefit as so calculated or the benefit to which he would have been entitled had he actually retired on January 31, 1989 (or to the benefit to which he was actually entitled if he in fact retired before January 31, 1989), pursuant to Paragraph 4.3 as in effect on January 31, 1989, which provided as follows:
Upon his Deferred Retirement Date, a Participant shall be entitled to receive a monthly retirement income which shall be equal to (a) the monthly retirement income which he was entitled to receive as of his Normal Retirement Date increased by (b) an amount calculated by multiplying such monthly income by the percentage determined in the following sentence. The percentage referred to in the preceding sentence shall be the number of months by which the Participant’s Deferred Retirement Date follows his sixty-fifth birthday anniversary multiplied by one-twelfth of five percent.
          4.4 Effect of Reemployment upon Payment and Amount of Benefits: Additional Rule for Deferred Retirement.
               (a) Reemployment Prior to Payment or Benefit Commencement. If a Participant is reemployed by the Employer before the payment of his retirement income has commenced, payment of such benefit shall not commence prior to his subsequent termination of his employment, and shall then be calculated with reference to all of his years of Credited Service.
               (b) Reemployment While Receiving Benefits. If any Participant who is receiving benefits under the Plan returns to employment and if such employment is substantial as defined in subparagraph (d), then his retirement income shall be suspended during each calendar month of such employment. Upon his subsequent retirement, his retirement income shall be recomputed, based on his Credited Service prior and subsequent to such return to employment and his then attained age and reduced on an actuarial basis to take account of monthly payments previously received by him prior to his Normal Retirement Date. The Committee shall prepare and deliver the notice required by subparagraph (c) to each Participant whose retirement income is to be suspended pursuant to this Paragraph and to each Participant whose benefit payments are deferred pursuant to Paragraph 4.3.
               (c) Notice. The Committee shall prepare and deliver to each Participant whose retirement income is postponed as provided in Paragraph 4.3 or suspended pursuant to subparagraph (b), a notice containing (i) a description of the specific reasons for the deferral or suspension of benefit payments; (ii) a general description of the Plan provisions relating to the deferral or suspension; (iii) a copy of such provisions; (iv) a statement to the effect that applicable Department of Labor regulations may be found in Section 2530.203-3 of the Code of Federal Regulations; and (v) a description of the Plan’s claim procedures. Such notice shall be furnished to the Participant by personal delivery or first class mail: (1) during the calendar month in which occurs his Normal Retirement Date, if his benefits are being deferred pursuant to Paragraph 4.3, or (2) during the first calendar month in which his benefits are suspended pursuant to subsection (b), whichever is applicable.
               (d) Substantial Service. Service is “substantial” only if it is Section 203(a)(3)(B) service as defined in Department of Labor Regulations Section 2530.203-3(c). No suspension of benefits shall occur under the provisions of Paragraph 4.3 or this Paragraph 4.4 for any period during which service is not substantial as defined herein.
          4.5 Retirement Window. The benefit payable to a Qualified Retiree as hereinafter defined shall be calculated by adding three years to such Retiree’s Age and three Years of Credited Service to such Retiree’s actual Years of Credited Service as of November 1, 1992 (but the aggregate Years of Credited Service shall not exceed 30). In addition thereto, (a) the benefit payable from the date on which such Retiree actually retires until the Qualified Retiree attains the age of 65 years shall be calculated without applying the reduction otherwise imposed under the provisions of Paragraph 6.1, and (b) the benefit (calculated as provided in this Paragraph) of any Qualified Retiree who attained at least 65 years of age on November 1, 1992, shall be increased by 15%. For purposes of applying the provisions of Paragraph 8.1(a), a Participant’s “monthly retirement income” does not include the adjustment provided in clause (a) of the preceding sentence. A Qualified Retiree is a Participant:

                    (i) Who on September 1, 1992, was an active employee in the Scientific Services and Systems Group of the Company in a position junior to Group Vice-President or General Manager;
                    (ii) Who attained 55 years of age and had completed 10 Years of Credited Service on or before November 1, 1992;
                    (iii) Who retired from the Company as of November 1, 1992;
                    (iv) Who was living on November 1, 1992;
                    (v) Who executed an agreement with the Company waiving any claims arising out of his employment with the Company or the termination thereof and any claims arising prior to the date of the waiver arising under the Age Discrimination in Employment Act; and
                    (vi) The sum of whose age and Years of Credited Service as of the date on which he actually retired equaled not less than 80 years.
The term “Company” in the foregoing definition shall have the same meaning as under the Plan in effect on November 1, 1992.
Notwithstanding the foregoing, the provisions of this Paragraph shall be applied subject to the provisions of Paragraph 6.3 hereof. Under no circumstances shall the benefit enhancement provided under the provisions of this Paragraph be accorded to any person who retires after November 1, 1992.

ARTICLE V
TRANSFER OF EMPLOYEES
               The transfer of a Participant to a division, Affiliate or subsidiary which is not a Participating Unit shall not diminish the retirement benefits accrued to the credit of such Participant as of the date of such transfer. All Years of Vesting Credit Service, whether or not accrued in a Participating Unit, shall be included in calculating the vesting percentage calculated under the provisions of Article IX hereof.

ARTICLE VI
AMOUNT OF RETIREMENT INCOME
          6.1 Amount of Retirement Benefit. Each Participant shall upon his Normal Retirement Date be entitled to a monthly retirement income for life equal to the product of (a) forty percent (40%) of his Final Average Earnings, as defined in Paragraph 2.18, less forty percent (40%) of his Primary Insurance Amount, multiplied by (b) a fraction the numerator of which is such Participant’s Credited Service (not in excess of 30) and the denominator of which is 30. Notwithstanding the foregoing, (i) any person who was an Employee and a Participant in the Plan on September 30, 1980, and who continued to be an Employee and Participant thereafter shall enjoy a benefit at least as great as that determined as of September 30, 1980, under the provisions of the Plan as of said date; (ii) the benefit of any Participant who shall have retired or separated on or before September 30, 1980, and who shall not have been employed thereafter shall be determined under the provisions of the Plan as in effect at the time of such Employee’s separation or retirement; (iii) subject to the provisions of Article IX, no Participant shall enjoy a benefit that shall be less than the benefit he shall have earned as of June 30, 1996, under the terms of the Plan as then in effect; and (iv) any Employee who was a Participant on January 1, 1996, and who shall have completed at least ten (10) Years of Vesting Credit Service and shall have attained at least fifty (50) years of age on or before that date shall be entitled to a benefit calculated by substituting the applicable percentage from the table set forth below for the percentages stated in the first sentence of this Paragraph:

Age Attained On or	Applicable
Before January 1, 1996	Percentage
50	40.67%
51	41.33%
52	42.00%
53	42.67%
54	43.33%
55	44.00%
56	44.67%
57	45.33%
58	46.00%
59	46.67%
60	47.33%
61	48.00%
62	48.67%
63	49.33%
64	50.00%
               A Participant who separates from service with an Employer after January 1, 1989 with a vested right to benefits hereunder shall be entitled to a minimum retirement income of $50.00 a month (if paid as a single life annuity commencing at Normal Retirement Date).
               The term “Primary Insurance Amount” shall mean the monthly primary old-age insurance benefit available to a Participant at age sixty-five under the provisions of Title II of the Social Security Act in effect at the earliest of his termination of employment, attainment of age sixty-five or December 31, 2000, without regard to any increases in the Social Security wage base or benefit levels that take effect after the earliest of such dates. If an Employee terminates employment prior to age sixty-five, his Primary Insurance Amount shall be estimated by assuming continuation of his annual compensation (taking into account the compensation described in subparagraph (c) of Paragraph 2.18) until age sixty-five in the same amount as his annual Compensation for the Plan Year in which the date of his termination of employment occurs.
               Notwithstanding the foregoing in calculating the amount of offset, a Participant’s actual wage history shall be used to the extent that it is available. If such actual wage record shall not be available for all or any part of the Participant’s history of employment, an estimated wage history shall be used for those periods with respect to which the actual wage history is not available. Such estimated wages shall be calculated in conformity with any regulations or rulings that may be applicable. Furthermore, any offset calculated on the basis of an entirely or partially estimated salary history shall be recalculated on the basis of the actual salary history, if the Participant shall provide the Company with documentation of his actual salary history within a reasonable time, but not more than nine months, after the later of the date on which he is separated from the service of his Employer or is notified of the amount of his benefit.
          6.2 Payment of Benefit. The Participant’s retirement benefits shall be paid to him pursuant to the provisions of Article VII hereof.
          6.3 Statutory Limitations.
               (a) General Rules. Notwithstanding any other provision hereof, the annual benefit for any Participant under this Plan for any Plan Year shall never exceed the lesser of:
                    (i) One hundred percent (100%) of the Participant’s average annual Compensation (calculated by taking into account those elements specified in Paragraph

2.18(c) for the three consecutive years of service during which he shall have been most highly compensated); or
                    (ii) The sum of ninety thousand dollars or such greater amount as may be specified by the Commissioner of Internal Revenue pursuant to Code Section 415(d) for the calendar year within which the last day of the Plan Year falls; provided, however, that if the current accrued benefit of a Participant hereunder as of January 31, 1983 shall have exceeded ninety thousand dollars, the amount of such current accrued benefit shall be substituted for the sum of ninety thousand dollars in applying only to the interest of such Participant hereunder the provisions of this Paragraph 6.3 and the provisions of Paragraph 6.4. The term “current accrued benefit” means such Participant’s accrued benefit, expressed as an annual benefit (within the meaning of Section 415(b)(2) of the Code as in effect immediately before enactment of the Tax Equity and Fiscal Responsibility Act of 1982 (hereinafter “TEFRA”), without taking into account any changes in the terms and conditions of the Plan after July 1, 1983, or any cost-of-living adjustment occurring after July 1, 1983.
               (b) Alternative Form of Payment. If a benefit shall be paid in a form other than a life annuity or a form that meets the requirements of a qualified joint and survivor annuity (as defined in Section 417(b) of the Code), then an adjustment shall be made so that the benefit payable shall not exceed the actuarial equivalent of a life annuity that would meet the requirements of this Paragraph 6.3. In determining actuarial equivalents under the preceding sentence, the interest rate assumption shall not be less than five percent (5%) per year; provided, that in the case of a lump sum distribution on or after July 7, 1995, the annual interest rate on 30-year Treasury securities, as specified by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code, for the second month preceding the first day of the Plan year in which the Participant’s distribution is to be made or begin shall apply in lieu of five percent (5%) per year. Effective July 7, 1995, the mortality assumption shall be determined according to the table prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code. Solely for distributions starting in the limitation years ending December 31, 2004 and December 31, 2005, in determining the actuarially equivalent straight life annuity for a lump sum or term certain benefit form subject to Section 417(e) of the Code, the following interest rate shall be applicable: the greater of 5.5 percent or the interest rate under Section 417(e) of the Code used to calculate lump sums in the Plan. For limitation years beginning on or after January 1, 2008, the interest rate shall be no less than the greatest of (i) 5.5%, (ii) a rate that results in a benefit of not more than 105% of the benefit that would result from using the rate defined in Code Section 417(e)(3), or (iii) the interest rate set forth in the Plan.
               (c) Adjustment for Early Retirement. If the retirement benefit of a Participant commences before the Participant’s Social Security Retirement Age, the benefit payable shall not exceed the Defined Benefit Dollar Limitation reduced (i) in the case of a Participant whose Social Security Retirement Age is sixty-five (65) years, by five-ninths (5/9) of one percent (1%) for each month by which benefits commence before the month in which the Participant attains sixty-five (65) years of age or (ii) in the case of a Participant whose Social Security Retirement Age is greater than sixty-five (65) years, by five-ninths (5/9) of one percent (1%) for each of the first thirty-six (36) months and five-twelfths (5/12) of one percent (1%) for each of the additional months (up to twenty-four (24)) by which benefits commence before the month in which the Participant attains his or her Social Security Retirement Age. If the benefit begins before the Participant attains sixty-two (62) years of age, the benefit shall be limited to the actuarial equivalent of the Participant’s limitation for benefits commencing at sixty-two (62)

years of age, with the reduced dollar limitation for such benefits further reduced for each month by which benefits commence before the month in which the Participant attains sixty-two years of age. Effective July 7, 1995, actuarial equivalents for this purpose shall be determined by using which of the following two actuarial factors produce the lower maximum benefit:
                    (i) The factor determined by an interest rate assumption of five percent (5%) per year and the mortality assumption determined according to the table prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code.
                    (ii) The factor determined by multiplying the number of months by which the Participant’s Early Retirement Date (as described in Paragraph 4.2) precedes his sixty-second birthday by one-twelfth of five percent.
                    The Social Security Retirement Age is age sixty-five (65) if the Participant was born before January 1, 1938, sixty-six (66) years of age if born before January 1, 1955, and sixty-seven (67) years of age if born after December 31, 1954.
               (d) Adjustment for Deferred Retirement. If the retirement benefit of a Participant commences after the Participant’s Social Security Retirement Age, the Defined Benefit Dollar Limitation shall be adjusted so that it is the actuarial equivalent of a benefit of ninety thousand dollars beginning at the Social Security Retirement Age, multiplied by the Adjustment Factor as provided by the Secretary of the Treasury. Effective July 7, 1995, equivalency shall be based an interest rate assumption of five percent (5%) per year and the mortality assumption shall be determined according to the table prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code.

               (e) [Reserved].
               (f) Small Benefit Exclusion. The provisions of this Paragraph 6.3 shall not apply to any Participant who has not at any time participated in any Defined Contribution Plan maintained by an Employer or Affiliate if his total annual benefit under this Plan and any other Defined Benefit Plan maintained by the Employer or Affiliate shall in the aggregate not be in excess of ten thousand dollars for the Plan Year.
               (g) Adjustment of Limitation for Years of Service or Participation
                    (i) Defined Benefit Dollar Limitation. If a Participant has completed less than ten years of participation, the Participant’s accrued benefit shall not exceed the Defined Benefit Dollar Limitation as adjusted by multiplying such amount by a fraction, the numerator of which is the Participant’s number of years (or part thereof) of participation in the Plan, and the denominator of which is 10.
                    (ii) Other Defined Benefit Limitation. If a Participant has completed less than ten years of service with the Affiliates, the limitations described in Sections 415(b)(1)(B) and 415(b)(4) of the Code shall be adjusted by multiplying such amounts by a fraction, the numerator of which is the Participant’s number of years of service (or part thereof), and the denominator of which is 10.
                    (iii) Limitations on Reductions. In no event shall subparagraphs (i) and (ii) reduce the limitations provided under Sections 415(b)(1) and (4) of the Code to an amount less than one-tenth of the applicable limitation (as determined without regard to this subparagraph (g)).

                    (iv) Application to Changes in Benefit Structure. To the extent provided by the Secretary of the Treasury, this subparagraph (g) shall be applied separately with respect to each change in the benefit structure of the Plan.
               (h) Preservation of Current Accrued Benefit Under Defined Benefit Plan. If the Current Accrued Benefit of an individual who is a Participant as of the first day of the Year beginning on February 1, 1987, exceeds the benefit limitations under Section 415(b) of the Code (as modified by subparagraphs (c), (d) and (g) of this Paragraph 6.3, then, for purposes of Code Section 415(b) and (e), the Defined Benefit Dollar Limitation with respect to such individual shall not be less than such Current Accrued Benefit.
               (i) Multiple Plan Participation. If any Participant hereunder shall also be a Participant under any other Defined Benefit Plan maintained by an Employer or by any Affiliate, the following rules shall apply:
                    (i) The annual benefits under all such Defined Benefit Plans shall be aggregated for purposes of applying the provisions of this Paragraph 6.3.
                    (ii) If, with respect to any Plan Year, the aggregate benefit so determined shall exceed the limitations set forth herein, the benefits under such other plans shall be abated to the extent necessary to meet the limitations set forth herein.
               (j) For purposes of applying the provisions of this Paragraph 6.3 and of Paragraph 6.4, the term “Compensation” means a Participant’s wages, salaries, and bonuses, including overtime, vacation pay, and commissions for services actually rendered in the course of employment with an Employer, but excluding the following:

                    (i) Employer contributions to a plan of deferred compensation which are not included in the Employee’s gross income for the taxable year in which contributed or Employer contributions under a simplified Employee pension plan to the extent such contributions are deductible by the Employee, or any distributions from a plan of deferred compensation;
                    (ii) Amounts realized from the exercise of a nonqualified stock option, or when restricted stock (or property) held by the Employee either becomes freely transferable or is no longer subject to as substantial risk or forfeiture;
                    (iii) Amounts realized from the sale, exchange or other disposition of stock acquired under a Qualified stock option:
                    (iv) Other amounts which received special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity described in Section 403(b) of the Code (whether or not the amounts are actually excludable from the gross income of the Employee).
               Compensation for any limitation year is the compensation actually paid or includible in gross income during such year.
               Effective January 1, 2008, compensation taken into account under this Paragraph 6.3 for any Plan Year shall not exceed the Code Section 401(a)(17) compensation limit for such Plan Year, and shall in no event include severance pay however designated or parachute payments, regardless of when paid, or any other amounts paid after severance from employment, provided that application of this sentence shall not reduce any Participant’s accrued benefit below the benefit accrued as of December 31, 2008.
               (k) Transitional Rule for 1993. For the Plan Year ending December 31, 1993, the provisions of this Paragraph 6.3 shall be applied by converting the dollar limitations referred to in clause (ii) of subparagraph (a) and in subparagraph (h) to amounts equal to eleven-twelfths of the limitations so stipulated.
               (l) Limitations on Benefits for Plan Years Ending After December 31, 2001.
                    (i) Effective date. This subparagraph (l) shall be effective for Plan Years beginning on or after January 1, 2002.
                    (ii) Effect on Participants. Nothing in this subparagraph (l) shall amend or override the provisions of Article XXI under which all benefits under the Plan were frozen effective December 31, 2000. Accordingly, the provisions of this subparagraph (l) shall not apply to increase any benefits for any participant accrued prior to January 1, 2002. The sole purpose of this subparagraph (l) is to define limitations on any benefits that might accrue, notwithstanding Article XXI, in the event that the Plan were to become top-heavy and additional benefits were required to accrue by reason thereof.
                    (iii) Definitions.
               (A) Defined Benefit Dollar Limitation. The “Defined Benefit Dollar Limitation” is $160,000, as adjusted, effective January 1 of each year, under Section 415(d) of the Code in such manner as the Secretary shall prescribe, and payable in the form of a straight life annuity. A limitation as adjusted under Section 415(d) will apply to Plan Years ending with or within the calendar year for which the adjustment applies.
               (B) Defined Benefit Compensation Limit. The Defined Benefit Compensation Limit is 100% of compensation (as defined in 6.4(j)) for the three consecutive years of service during which he shall have been most highly compensated.
               (C) Maximum Permissible Benefit. The “maximum permissible benefit” is the lesser of the Defined Benefit Dollar Limitation or the Defined Benefit Compensation Limitation (both adjusted where required, as provided in (a) and, if applicable, in (b) or (c) below).
     (a) If the Participant has fewer than 10 years of participation in the plan, the Defined Benefit Dollar Limitation shall be multiplied by a fraction, (1) the numerator of which is the number of years (or part thereof) of participation in the plan and (2) the denominator of which is 10. In the case of a Participant who has fewer than 10 years of service with the employer, the Defined Benefit Compensation Limitation shall be multiplied by a fraction, (1) the numerator of which is the number of years (or part thereof) of service with the employer and (2) the denominator of which is 10.
     (b) If the benefit of a Participant begins prior to age 62, the Defined Benefit Dollar Limitation applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the actuarial equivalent of the Defined Benefit Dollar Limitation applicable to the Participant at age 62 (adjusted under (a) above, if required). The

Defined Benefit Dollar Limitation applicable at an age prior to age 62 is determined as the lesser of (1) the actuarial equivalent (at such age) of the Defined Benefit Dollar Limitation computed after the reduction provided for in Paragraph 4.2 and (2) the actuarial equivalent (at such age) of the Defined Benefit Dollar Limitation computed using a 5 percent interest rate and the applicable mortality table as defined in Article XXII. Any decrease in the Defined Benefit Dollar Limitation determined in accordance with this paragraph (b) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.
     (c) If the benefit of a Participant begins after the Participant attains age 65, the Defined Benefit Dollar Limitation applicable to the Participant at such later age shall be the same as the annual benefit payable at age 65 but determined based on the defined Benefit Dollar Limitation in effect on the Participant’s Annuity Commencement Date.
               (m) Final 415 Regulations. Effective for limitation years beginning January 1, 2008 and thereafter, the foregoing provisions of this Paragraph 6.3 shall be applied with such modifications or clarifications as may be required in order that accruals and payments under the Plan comply with Section 415(b) of the Code and the final regulations thereunder effective for such years.
          6.4 Participation in Defined Contribution Plan. The following rules shall apply for Plan Years commencing prior to January 1, 2000 with respect to any Employee who is a Participant in this Plan and who is or at any time has been a Participant in any Defined Contribution Plan maintained by an Employer or by an Affiliate:
               (a) Basic Limitation. In the case of an Employee who is a Participant in this Plan and such Defined Contribution Plan (or Plans), the sum of the Defined Benefit Plan fraction and the Defined Contribution Plan fraction for any Plan Year shall not exceed 1.0. In the event the sum of such fractions shall exceed 1.0 for any Plan Year, then the projected annual benefit under this Plan shall be reduced for such Year so that neither Plan is disqualified under the Code.
               (b) Defined Benefit Fraction Definition. The Defined Benefit Plan fraction for any Plan Year is a fraction the numerator of which is the Participant’s projected annual benefit under the Plan (determined as of the close of the Year and the denominator of which is the smaller of (i) one hundred forty percent (140%) of the amount which may be taken into account for such Year with respect to such Participant under the provisions of Section 415(b)(1)(B) of the Code, or (ii) one hundred twenty-five percent (125%) of the dollar limitation in effect for such Year under Section 415(b)(1)(A). If a Participant shall have participated in more than one Defined Benefit Plan, the numerator of the fraction shall be the sum of the projected benefits under all such Plans.
               A Participant’s projected annual benefit shall be an annuity, payable on a monthly basis for the Participant’s lifetime commencing on the first day of the month following the date on which the Participant shall attain his Normal Retirement Age calculated on the assumptions that he continues to earn compensation at the same rate as in effect in the Plan Year under consideration until the date of his Normal Retirement Age and that all other relevant factors used to determine benefits under the Plan remain constant as of the current Plan Year for all future Plan Years.
               (c) Defined Contribution Fraction Definition. The Defined Contribution Plan fraction for any Plan Year is a fraction the numerator of which is the sum of the annual additions to the Participant’s account in such Plan Year and for all prior Plan Years, and the denominator of which is the sum of the applicable “Defined Contribution Maximum” amounts for the Plan Year and each prior Plan Year during which the Participant was an Employee. The “Defined Contribution Maximum” amount for a Year is the lesser of one hundred twenty-five percent (125%) of the dollar limitation in effect for any Year under Section 415(c)(l)(A) or one hundred forty percent (140%) of the amount which may be taken into account for such Year under Section 415(c)(1)(B). In making such calculation the aggregate amount of annual additions for Plan Years before January 1, 1976, shall not exceed the maximum amount of such additions which could have been made under Section 415(c) for such Years. Furthermore, the Committee may calculate the Defined Contribution Plan fraction for any Participant by applying either or both transitional rules specified in Section 415(e)(6) of the Code or Section 235(g)(3) of TEFRA.
               For purposes of computing the Defined Contribution Plan fraction of Section 415(e)(1) of the Code, “Annual Addition” shall mean the amount allocated to a Participant’s account during the Limitation Year as a result of:
                    (i) Employer contributions,
                    (ii) Employee contributions,

                    (iii) Forfeitures, and
                    (iv) Amounts described in Sections 415(1)(l) and 419A(d)(2) of the Code.
               The Annual Addition for any Limitation Year beginning before January 1, 1987 shall not be recomputed to treat all Employee Contributions as an Annual Addition.
               If the Plan satisfied the applicable requirements of Section 415 of the Code as in effect for all Limitation Years beginning before January 1, 1987, an amount shall be subtracted from the numerator of the Defined Contribution Plan fraction (not exceeding such numerator) as prescribed by the Secretary of the Treasury so that the sum of the Defined Benefit Plan fraction and Defined Contribution Plan fraction computed under Section 415(e)(1) of the Code (as revised by this subparagraph (c)) does not exceed 1.0 for such Limitation Year.
          6.5 Other Definitions. For purposes of this Article, the following definitions shall apply:
               (a) Adjustment Factor: The cost-of-living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code for years beginning after December 31, 1987, applied to such items and in such manner as the Secretary shall prescribe.
               (b) Current Accrued Benefit: A Participant’s accrued benefit under the Plan, determined as if the Participant had separated from service as of the close of the last Limitation Year beginning before January 1, 1987, when expressed as an annual benefit within the meaning of Section 415(b)(2) of the Code. In determining the amount of a Participant’s Current Accrued Benefit, the following shall be disregarded:
                    (i) any change in the terms and conditions of the Plan after May 5, 1986; and
                    (ii) any cost of living adjustment occurring after May 5, 1986.
               (c) Defined Benefit Dollar Limitation: The limitation set forth in Section 415(b)(1) of the Code.
               (d) Employee Contributions: Contributions to the Plan made by a Participant during the Plan year.
               (e) Social Security Retirement Age: The age used as the retirement age for the Participant under Section 216(1) of the Social Security Act, except that such section shall be applied without regard to the age increase factor, and as if the early retirement age under Section 216(1)(2) of such Act were sixty-two years.
          6.6 Limitation on Accruals on Funding Shortfall. Effective January 1, 2008, if and at such time as the benefit freeze effected by Article XXI is removed and the Plan is amended to provide for additional benefit accruals, in any Plan Year for which the Plan’s Adjusted Funding Target Attainment Percentage (as defined in Paragraph 7.3) is less than 60%, benefit accruals shall cease as of the valuation date for the Plan Year as provided in Code

Section 436(e)(1) after application of 436(e)(2) and guidance thereunder applicable to the circumstances presented.
          6.7 Restrictions on Amendments to Increase Benefits. Effective January 1, 2008, to the extent required by Code Section 436(c)(1) after giving effect to the provisions of subsections 436(c)(2) and 436(c)(3), no amendment to the Plan which has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable may take effect during any Plan Year if the Plan’s Adjusted Funding Target Attainment Percentage for such Plan Year is less than 80 percent, or would be less than 80 percent taking into account such amendment. If an amendment cannot be given effect as a result of the provisions of this Paragraph 6.7, such amendment shall be permanently void and to no effect from the date adopted.

ARTICLE VII
PAYMENT OF RETIREMENT BENEFITS
          7.1 Commencement of Payment. A Participant’s retirement benefits hereunder shall commence as of his Normal Retirement Date, except as follows:
               (a) A Participant who has met the requirement therefor may elect to receive benefits commencing as of an Early Retirement Date in accordance with Paragraph 4.2; and a Participant who has met such requirements other than attainment of age fifty-five (55), and who has terminated with vested rights under Article IX and completed at least ten Years of Vesting Service, shall have the same right to elect an Early Retirement Date on or after his attainment of age fifty-five (55).
               (b) If the Participant does not make an election with respect to his form of benefits in accordance with Article VIII, benefits shall not begin until such election and the information required in connection therewith are provided; provided, however, that, except as otherwise provided in a qualified election, benefit payments shall in all events commence not later than April 1 of the calendar year following the year in which the Participant shall attain the age of seventy and one-half (70-1/2) years. A qualified election is an election duly made before January 1, 1984, in conformity with rules set forth in Internal Revenue Service Notice 83-23. Unless the Participant otherwise elects or fails to make an appropriate claim, payments shall in no event commence later than the sixtieth day after the last day of the Plan Year during which the later of the following events shall occur:
                    (i) The date on which the Employee shall have actually terminated his service; or

                    (ii) The date on which he shall have attained the age of sixty-five (65) years.
               (c) No benefits shall be paid to any Participant while he is employed by an Employer except as specifically provided herein. No benefits shall be paid to any Participant prior to his Normal Retirement Age while he is employed by any Affiliate.
          7.2 Absent Participant. If on the due date of any payment hereunder, the recipient of such payment cannot be located, the payment due to such person shall be retained by the Funding Agent until delivery of such payment may be made. If the person to whom payment is to be made is not located within one year after the due date of such payment, the amount payable shall be treated as forfeited as provided in Treasury Regulations Section 1-411(a)-4(b)(6); provided, however, that such forfeited benefit shall be reinstated and paid in full if such person shall thereafter make a claim for it.
          7.3 Code Section 436 Compliance. The provisions of this Paragraph 7.3 are effective January 1, 2008, and are applicable if and at such time as the benefit freeze effected by Article XXI is removed and the Plan is amended to provide for additional benefit accruals.
               (a) If the Plan’s Adjusted Funding Target Attainment Percentage for a Plan Year is less than 60%, the Plan may not make a Prohibited Payment after the valuation date for such Plan Year.
               (b) If the Company is a debtor in a case under Title 11 of the US Code, or similar Federal or State law, the Plan may not make a Prohibited Payment until the date on which it receives certification that the Adjusted Funding Target Attainment Percentage is not less than 100 percent.
               (c) If the Plan’s Adjusted Funding Target Attainment Percentage for a Plan Year is at least 60 percent but less than 80 percent, the Plan may not make a Prohibited Payment after the valuation date for such Plan Year to the extent the amount of the payment exceeds the lesser of (i) 50 percent of scheduled payment or (ii) the present value of the maximum guarantee with respect to the Participant under Section 4022 of ERISA. Only one such Prohibited Payment may be made with respect to any participant during the applicable limitation period, as determined under Code Section 436(d)(3)(B). A Participant who requests such a Prohibited Payment shall be permitted to elect any other benefit option available for which he is eligible.
                    (i) Treatment of Beneficiaries. For purposes of this Paragraph 7.3, a Participant and any beneficiary or alternate payee shall be treated as one Participant, and any payment hereunder shall be allocated among such persons in the same manner as the accrued benefit is allocated unless otherwise provided in a qualified domestic relations order (as defined in Section 414(p) of the Code).
                    (ii) Prohibited Payment. For purposes of this Paragraph 7.3, a “Prohibited Payment” shall mean (1) any payment, in excess of the monthly amount paid under a single life annuity (plus any social security supplements that are provided under the Plan), to a Participant or beneficiary whose annuity starting date occurs during the applicable limitation period as determined under Code Section 436(d)(3)(B), (2) any payment for the purchase of an irrevocable commitment from an insurer to pay benefits, or (3) any other payment specified by the Secretary by regulations, but shall not include a payment which may be immediately distributable under Code Section 411(a)(11) without the consent of the Participant.
                    (iii) For purposes of this Paragraph 7.3, the Plan’s “Adjusted Funding Target Attainment Percentage” shall have the meaning prescribed in Section 436(j) of the Code and guidance thereunder applicable to the circumstances presented.

ARTICLE VIII
FORM OF RETIREMENT BENEFITS
          8.1 Forms of Payment. A Participant who retires, or otherwise terminates employment with vested rights as provided in Article IX, shall receive his retirement benefit in conformity with the following provisions:
               (a) Ordinary Form of Payment. The retirement income payable to a Participant who is legally married on the Annuity Commencement Date shall, unless the Participant otherwise elects, be a monthly retirement income calculated as provided herein and payable for the lifetime of the Participant, with one-half of the amount payable to the Participant continued thereafter for the lifetime of his spouse. The amount of the monthly retirement income payable under such joint and survivor annuity form shall be the amount of income payable as a life income pursuant to Paragraph 6.1 of Article VI adjusted by taking into account the Joint and Survivor Factors set forth in Exhibit A.
               The retirement income payable to any Participant who is not legally married at the Annuity Commencement Date and who does not otherwise elect shall be the retirement income calculated under the provisions of Article VI payable as provided therein. A Participant may elect during the election period applicable described in Paragraph 8.2(c) to cause his retirement income to be payable under the provisions of subparagraph (b) or (c) of this Paragraph 8.1.
               Notwithstanding anything in this Plan to the contrary, as a result of the merger of this Plan and the Sylvan Ginsbury, Ltd. Pension Plan, all optional forms of benefits available to the Participants of the Sylvan Ginsbury, Ltd. Pension Plan as of January 1, 1997 shall continue to apply with respect to those accrued benefits earned under the terms of that Plan.
               (b) Other Spousal Benefit Arrangements. In lieu of the form of benefit described in subparagraph (a), the Participant may elect to receive a monthly pension payable to the Participant during the joint lifetime of the Participant and his or her spouse with one hundred percent (100%), sixty-six and two-thirds percent (66-2/3%), or effective January 1, 2008, seventy-five percent (75%), of such monthly pension payable at the death of the Participant to such spouse. Calculation of the amount of the benefit so payable shall be made in conformity with the Joint and Survivor Factors set forth in Exhibit A.
               (c) Contingent Annuity for Domestic Partners. Effective, January 1, 2010, in lieu of the form of benefit described in subparagraph (a), the Participant may elect to receive a monthly retirement income payable for the lifetime of the Participant with an amount equal to fifty (50%), sixty-six and two-thirds percent (66-2/3%), seventy-five percent (75%), or one hundred percent (100%), of such monthly retirement income payable at the death of the Participant to such Domestic Partner. Calculation of the amount of the benefit so payable shall be made in conformity with the Joint and Survivor Factors set forth in Exhibit A. Such form of benefit shall be subject to the incidental death benefit requirement of Section 401(a)(9) of the Code and Regulations thereunder.
               (d) Life Annuity. In lieu of the form of benefit described in subparagraph (a), the Participant may elect to receive an annuity payable for his lifetime without a survivor benefit (i.e., the normal form of retirement benefit).

               (e) “Spouse” Defined. The term “spouse” as used in this Paragraph 8.1 and in Paragraph 8.3 shall mean the person to whom the Participant is married at the time of his death, and who was married to the Participant on the Annuity Commencement Date if such date shall have preceded the Participant’s death. Notwithstanding the foregoing, if the Participant has previously begun to receive a qualified joint and survivor annuity with respect to a former spouse, or to the extent provided under a qualified domestic relations order (as defined in Section 414(p) of the Code) applicable to a former spouse, the term “spouse” or “surviving spouse” shall include such former spouse.
               (f) Spousal Election — Requirements. An election to take benefits other than in the form of a qualified joint and survivor annuity as provided in subparagraph (a) or (b) shall not be effective unless the spouse of the Participant shall consent to such election in a written instrument witnessed by a Notary Public or a Plan official. In all cases under the provisions of this Plan, if the Participant establishes to the satisfaction of a Plan representative that written consent may not be obtained because there is no spouse or because the spouse cannot be located, because the Participant is legally separated or has been abandoned (within the meaning of local law) and the Participant has a court order to such effect, or because of such other circumstances as may be prescribed by applicable law, then the consent of the spouse shall be deemed to have been obtained for all purposes hereunder. Any consent of a spouse under the provisions of this Plan will be valid only with respect to the spouse who signs the consent or in the event of a “deemed consent”, the designated spouse.
               (g) Restriction on Early Payment. Notwithstanding any other provision hereof, no distribution hereunder shall commence prior to the date on which the Participant shall attain (or would have attained if he shall be deceased) his Normal Retirement

Age (or age sixty-two (62) if later), unless the Participant shall consent in writing to the earlier distribution of benefits and such consent shall be given within one hundred eighty (180) days of the commencement of such distribution.
               (h) Form of Benefit for Small Benefits. Notwithstanding the foregoing, and in accordance with Paragraphs 8.4 and 8.5 hereof, (i) if benefit payments have not commenced, (ii) if the value of the Participant’s entire interest hereunder shall be no more than Five Thousand Dollars ($5,000), and (iii) if benefits are otherwise distributable, the Participant’s benefit may only be distributed to the Participant in a single sum, and the forms of benefit under paragraphs 8.1(a) and (b) shall not apply.
          8.2 Other Rules. The provisions of Paragraph 8.1 shall be subject to the following additional terms:
               (a) Participant’s Death Before Annuity Commencement Date. If a Participant dies prior to his Annuity Commencement Date, no benefit will be payable to any person, except as provided in Paragraph 8.3.
               (b) Joint Pensioner’s Death Before Annuity Commencement Date. If the joint pensioner dies before the Participant’s Annuity Commencement Date, a retirement income in the normal form (i.e., a lifetime annuity without a survivor benefit) and amount will be payable to the Participant upon his Annuity Commencement Date.
               (c) Notice. Within the period beginning no more than 180 days before the Annuity Commencement Date, a Participant shall be provided by mail or personal delivery with a nontechnical description of the qualified joint and survivor annuity described in Paragraph

8.1(a) hereof, the Participant’s right to make and the effect of an election to waive the qualified joint and survivor form; the rights of the Participant’s spouse as set forth in Paragraph 8.1(e); and the right to make and the effect of a revocation of a previous election to waive the joint and survivor annuity; the circumstances under which such annuity will be paid if elected, and a general description of the material features, including an explanation of the relative values, of the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Code section 417(e) and Treas. Reg. 1.417(a)(3)-1. Notwithstanding the preceding sentence, the Participant may be provided with the nontechnical description described above at a later date, which may be after the Participant’s Annuity Commencement Date, provided that the election period will not end until the 30th day after the nontechnical description is provided and payments do not begin until 7 days thereafter. Any Participant may, after receiving the information described herein, elect to receive his retirement benefits in one of the forms described in subparagraph (b) or (c) of Paragraph 8.1 rather than the form described in Paragraph 8.1(a) hereof. Such election may be made at any time during the applicable election period, namely, the 180-day period preceding the Annuity Commencement Date; but such election period shall in no event be less than 180 days after the date on which the information described herein shall have been furnished to the Participant. The election shall be made in a written instrument subscribed by the Participant and delivered to the Committee. Any election so made may be revoked by a written instrument subscribed by the Participant and delivered to the Committee before the last day of the period during which such election may be made as hereinabove provided.
          8.3 Preretirement Spousal Death Benefit. In the case of a Participant’s death prior to his Annuity Commencement Date, the Participant’s spouse (as defined in

Paragraph 8.1(d)) shall be entitled to receive a pension in the same amount as the retirement income that would have been payable under the provisions of Paragraph 8.1(a) (or, if an election had been made under Paragraph 8.1(b), the retirement that would have been payable under such Paragraph) had the Participant separated from service on the date of death, survived to Normal Retirement Age, and retired with an immediate qualified joint and survivor annuity at such age. The benefit payable to the surviving spouse under this Paragraph 8.3 shall commence with the month in which the Participant would have reached Normal Retirement Age. The Participant’s spouse may direct that payment of the benefit shall commence at an earlier date but not earlier than the month in which the Participant would have attained the earliest retirement date hereunder, in which case the benefit shall be reduced as provided in Paragraph 4.2. For the purpose of this Paragraph only, a Participant means any vested participant whether or not an Employee who has a nonforfeitable right to any portion of his accrued benefit.
          8.4 Small Lump Sum Benefit. Notwithstanding any other provision hereof “(but subject to Paragraph 8.5 for distributions on or after March 28, 2005), if the value of the Participant’s vested entire interest hereunder shall be no more than Five Thousand Dollars ($5,000), the Participant’s vested benefit hereunder upon retirement or other termination of employment shall be distributed to the Participant in a single sum upon his separation from service. Effective January 1, 2000, if (a) a Participant’s accrued vested benefit exceeds such amount, (b) before such Participant’s Annuity Commencement Date the actuarial assumptions used under this Paragraph 8.4 have changed, and (c) the Participant’s accrued vested benefit as redetermined under such assumptions does not exceed Five Thousand Dollars ($5,000), such benefit shall thereupon be distributed under this Paragraph 8.4. The value of a Participant’s benefit for purposes of this Paragraph 8.4 shall be determined based on the following actuarial assumptions:
               (a) For distributions made prior to January 1, 2000, the interest rate or rates which would be used as of the first day of the Plan Year in which distribution occurs by the Pension Benefit Guaranty Corporation for purposes of determining the present value of that Participant’s benefits under the Plan if the Plan had terminated on the date distribution commences with insufficient assets to provide benefits guaranteed by the Pension Benefit Guaranty Corporation on that Date, and Mortality Table UP 1984.
               (b) For distributions made on or after January 1, 2000 and prior to February 15, 2002, either the interest rate and mortality assumptions determined in accordance with subparagraph (a) or the interest rate and mortality assumptions determined in accordance with subparagraph (c), whichever yields a greater benefit.
               (c) For distributions made on or after February 15, 2002 and prior to January 1, 2008, the annual interest rate on 30-year Treasury securities, as specified by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code, for the second month preceding the first day of the Plan Year in which the Participant’s distribution is to be made, and the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code.
               (d) For distributions made on or after January 1, 2008, (i) the annual interest rates as specified by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code for the fourth month preceding the first day of the Plan Year in which the Participant’s distribution is to be made. and (ii) the mortality table specified by the

Commissioner of the Internal Revenue for purposes of Section 417(e) of the Code. However, for benefits commencing in the Plan Year commencing January 1, 2008, the interest rates shall not exceed 4.6% for the first segment, 4.82% for the second segment, and 4.91% for the third segment.
               (e) For distributions made on or after January 1, 2008 and prior to January 1, 2009, either the interest rate and mortality assumptions determined in accordance with subparagraph (c) or the interest rate and mortality assumptions determined in accordance with subparagraph (d), whichever yields a greater benefit.
               (f) Notwithstanding the foregoing, the value of a terminated Participant’s vested benefit shall not be less than the value of such Participant’s vested benefit on January 31, 1989 calculated by applying the Lump Sum Factors set forth in Exhibit A (which appear in Exhibit A for the sole purpose of calculating a terminated Participant’s vested benefit under this Paragraph 8.4(f) and no other purpose). Distribution, in accordance with this Paragraph 8.4, is referred to as a “Termination Distribution”.
          8.5 Election for Small Benefit Distributions.
               (a) For distributions on or after March 28, 2005, small benefit cashout under Paragraph 8.4 shall only be made if —
                    (i) the amount thereof is no more than One Thousand Dollars ($1,000), or

                    (ii) the Participant elects to receive such distribution as a direct rollover in accordance with Paragraph 9.5 or elects to receive such distribution in cash (less applicable tax withholding), or
                    (iii) the Participant has attained his Normal Retirement Date.
               (b) If the Participant fails to make an election described in Paragraph 8.5(a)(ii) within the time prescribed by the Committee, payment of the Participant’s benefits in a single sum may be made at any later date on which (A) the requirements of any of clauses (i), (ii) or (iii) are satisfied in accordance with such procedures as the Committee may establish, and (B) the single sum cashout amount, as redetermined as of the proposed distribution date in accordance with clause (c) of Paragraph 8.4, is no more than Five Thousand Dollars ($5,000). In the event that the value of the Participant’s vested benefit as so determined shall exceed Five Thousand Dollars ($5,000), distribution in a lump sum shall not be available unless otherwise expressly provided in the Plan, and payment shall be made only at the time and in the annuity forms available under the Plan for benefits not subject to Paragraph 8.4.
               (c) If the benefit payable to a surviving spouse under Paragraph 8.3 shall have an actuarial present value of no more than Five Thousand Dollars ($5,000) as determined in accordance with clause (c) of Paragraph 8.4, such present value shall be paid to the spouse in a single lump sum payment as soon as practicable without regard to the foregoing provisions of this Paragraph 8.5, subject to the spouse’s right to roll over such distribution in accordance with Paragraph 9.5.
          8.6 Sylvan Ginsbury Lump Sum or Term Certain Annuity Benefit. Participants of the Sylvan Ginsbury, Ltd. Pension Plan as of January 1, 1997 are eligible to receive their accrued benefits earned under the terms of the Plan in the form of a single lump sum or term annuity benefit. Effective for distribution made on or after August 1, 2008, the periodic amount of the benefit shall be determined as the greater of (a) and (b) below.
               (a) The lump sum or periodic amount of the term certain annuity benefit using the definition of Actuarial Equivalent specified in the Sylvan Ginsbury, Ltd. Pension Plan and set forth in Exhibit B hereto.
               (b) The lump sum or periodic amount of the term certain annuity benefit determined using Actuarial Equivalence on the basis of annual interest rates as specified by the Commissioner of the Internal Revenue for purposes of Section 417(e) of the Code for the fourth month preceding the first day of the Plan Year in which the Participant’s distribution is to be made and the mortality table as specified by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code.

ARTICLE IX
TERMINATION OF SERVICE
          9.1 Vesting Requirement. If for any reason, other than death or Early, Normal or late Retirement, the employment of a Participant is terminated, such Participant shall be entitled to receive a retirement income commencing on his Normal Retirement Date in an amount equal to such Participant’s retirement income benefits earned as of his date of termination if (and only if) such Participant shall have accumulated not less than five Years of Vesting Credit Service as of such date (or was affected by a partial termination of the Plan within the meaning of Section 411(d)(3) of the Code). Any Participant who shall separate from the service of an Employer or Affiliate prior to accumulating five (5) Years of Vesting Credit Service (other than as a result of such a partial termination) shall be deemed to have received all benefits to which he is entitled under the Plan and forfeit all rights hereunder provided, however, that such Participant shall be credited for benefit accrual purposes with all service completed prior to such separation if such Participant shall return to employment with an Employer or Affiliate subsequent to such separation and prior to incurring a period of One-Year Breaks in Service equal to the greater of (i) five (5) such One-Year Breaks or (ii) the aggregate number of Years of Credited Service before such period (and prior to complete termination of the Plan).
               A terminating Participant who shall have completed at least ten Years of Vesting Credit Service may elect an Early Retirement Date for the commencement of benefits as provided in Paragraph 4.2.

          9.2 Accrued Benefit.
               (a) Amount. A Participant’s benefit earned to the date of his termination of employment for purposes of this Article IX is equal to the Normal Retirement benefit to which he is entitled under the provisions of Paragraph 6.1 of Article VI hereof on the basis of the number of years of Credited Service of such Employee as of the date of such termination of employment. In calculating a Participant’s accrued benefit as of any date all Years of Credited Service through December 31, 2000 shall be taken into account; except that if a Participant (a) shall incur a period of consecutive One-Year Breaks in Service at least equal to the greater of (i) five such One-Year Breaks or (ii) the aggregate number of years of Credited Service before such period, and (b) shall have had no vested interest hereunder at the commencement of said period, then Years of Credited Service prior to such period shall not be taken into account unless such Participant shall have returned to service prior to February 1, 1990.
               (b) Benefits from Merged Plans. Effective as of January 1, 1997, a Participant’s accrued benefit shall also include, for any plan previously maintained by a Participating Unit that has been merged to this Plan, the benefits accrued under such other plan as of the date of merger.
               (c) Method of Payment. The benefit payable to a terminating Participant shall be paid in conformity with the provisions of Articles VII and VIII.
          9.3 Reemployment After Distribution. If an Employee who has received a Termination Distribution (as defined in Paragraph 8.4) subsequently becomes a Participant hereunder, such Employee’s benefits shall be determined without reference to service performed and Compensation earned prior to such Termination Distribution; provided, however, that the benefits of any such Participant shall be computed without regard to the preceding provisions of this Paragraph and as though such Participant had not received a Termination Distribution if such Participant shall make the payment described in Paragraph 9.4.
          9.4 Repayment Privilege. When an employee who has received a Termination Distribution (as defined in Paragraph 8.4) is reemployed by an Employer, he may at his option and under the conditions specified herein repay to the Funding Agent designated by the Committee an amount equal to the amount of such Termination Distribution plus interest thereon (calculated as hereinafter described) to be commingled with and held as part of all other funds held under the Contract. Such payment may be referred to herein as a “Paragraph 9.4 Payment”. Interest payable as a part of the Paragraph 9.4 Payment shall be calculated on the amount of the Termination Distribution for the period beginning on the date of such distribution and ending on the date of the payment at the rate used in making actuarial computations under this Plan during such period. The interest rate referred to in the preceding sentence for any Year shall not exceed the amount determined for such Year pursuant to the provisions of Section 411(c)(2)(C) of the Code. In any event, any payment made pursuant to this Paragraph 9.4 shall be made in a single sum not later than the date on which the Participant shall incur five consecutive One-Year Breaks in Service.
          9.5 Direct Rollover Option.
               (a) Election Conferred. This Paragraph applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the plan to the contrary that would otherwise limit a Distributee’s election under this Paragraph, a Distributee may elect, at the time and in the manner prescribed by the plan administrator, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a direct rollover.
               (b) Definitions.
                    (i) Eligible Rollover Distribution: An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee except that an Eligible Rollover Distribution does not include: Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code and the portion of any distribution prior to January 1, 2002 that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to Employer securities).
                    (ii) Eligible Retirement Plan: An Eligible Retirement Plan is an individual retirement account described in Section 408(a) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code that accepts the Distributee’s Eligible Rollover Distribution. Effective for distributions made after December 31, 2001, an Eligible Retirement Plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. In the case of an Eligible Rollover Distribution to the surviving spouse prior to January 1, 2002, or to a non spouse beneficiary, an Eligible Retirement Plan shall only be an individual retirement account or individual retirement annuity. Effective for distributions on or after January 1, 2008 an Eligible Retirement Plan shall also include a Roth IRA described in Section 408A of the Code and a Distributee may make a Direct Rollover thereto, provided that prior to January 1, 2010, the Distributee meets any applicable income limitations.
                    (iii) Distributee: A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee is or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse. Effective January 1, 2009, Distributee shall also mean an individual or trust treated as an individual under applicable regulations who is an Employee’s designated beneficiary.
                    (iv) Direct Rollover: A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

ARTICLE X
COMPANY CONTRIBUTIONS
          10.1 Conditions on Contributions. Any and all contributions made to the Plan by an Employer shall be irrevocable and shall be transferred by the Employer to the Funding Agent under the Plan to be used in accordance with the provisions of the Plan and the Contract to provide the benefits of the Plan, and neither such contribution nor income therefrom shall be used for or diverted to purposes other than the exclusive benefit of Participants, retired Participants, their contingent annuitants, or other beneficiaries under the Plan prior to the satisfaction of all liabilities under the Plan with respect to such Participants, retired Participants, their contingent annuitants or other beneficiaries.
               Notwithstanding the foregoing or any other provision hereof, any contribution made by an Employer under this Plan is conditioned upon its being deductible by the Employer under Section 404 of the Code. Consequently, if by reason of a good faith mistake in calculating the amount allowable as a deduction for any year, an amount in excess of such amount shall have been contributed by an Employer for such year, then upon demand by the Employer, such excess amount shall be repaid to the Employer. Such repayment shall not be made later than one year after the date on which the deduction shall have been disallowed by the Internal Revenue Service. Furthermore, if an Employer shall have made a contribution by reason of a good faith mistake of fact, the Funding Agent shall repay to the Employer the amount attributable to such mistake, but such repayment shall not be made later than one year after the date on which the mistaken contribution shall have been made. In any event, the amount which may be returned shall never be greater than an amount equal to the excess of (a) the amount contributed over (b) the amount that would have been contributed had there not occurred a mistake of fact or a mistake in determining the deduction. Earnings attributable to the excess contribution may not be returned to the Employer, but losses thereto must reduce the amount to be so returned.
          10.2 Uses of Forfeitures. Forfeitures under the Plan with respect to any Participant who ceases to be an Employee of the Employer whether by death, discharge, or otherwise, and who is not then entitled to any benefits under the Plan, will not be applied to increase the benefits any Employee would otherwise receive under the Plan.
          10.3 Limitations on Obligation to Contribute. Notwithstanding any other provision hereof and regardless of whether an Employer shall previously have failed to make any contribution otherwise required hereunder, an Employer shall have no obligation to make contributions under this Plan in the event of its termination, or to fund benefits which become vested or payable by reason of a partial termination, except to the extent required by ERISA.

ARTICLE XI
COMMITTEE
          11.1 Committee. The provisions of this Article XI are effective July 17, 2002. The Corporate Governance Committee of the Board of Directors shall appoint a Management Pension Investment and Oversight Committee (the “Committee”), which shall consist of not less than three persons to serve at the pleasure of the Corporate Governance Committee of the Board of Directors. Any vacancy on the Committee, arising for any reason whatsoever, shall be filled by the Corporate Governance Committee of the Board of Directors. The Committee shall hold meetings upon such notice, at such place or places, at such time or times and in such manner (including, meetings in which members may participate through teleconferencing or similar means) as it may from time to time determine. A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and action by a majority of those present at any meeting at which a quorum is present shall constitute action by the Committee. The Committee may also act without a meeting by instrument in writing signed by a majority of the members of the Committee, or by one or more members to whom the Committee has previously delegated the authority to take such action.
          11.2 Named Fiduciary. The named fiduciary under the Plan shall be the Committee, which shall have authority to control and manage the operation and administration of the Plan except that the Committee shall have no authority or responsibility with respect to those matters which under any applicable trust agreement, insurance policy or similar contract are the responsibility, or subject to the authority of the Trustee or any Funding Agent described in Article XII, any insurance company or similar organization. The members of the Committee shall have the right, by written instrument executed by them or otherwise, to allocate fiduciary responsibilities among themselves, and to designate other persons to carry out fiduciary responsibilities under the Plan.
          11.3 Powers and Discretion of the Named Fiduciary. The Committee shall have all powers and discretion necessary or helpful for carrying out its responsibilities, including, without limitation, the power and complete discretion:
               (a) to establish such rules or procedures as it may deem necessary or desirable;
               (b) to employ such persons as it shall deem necessary or desirable to assist in the administration of the Plan;
               (c) to determine any question arising in the administration, interpretation and application of the Plan, including without limitation questions of fact and of construction;
               (d) to correct defects, rectify errors, supply omissions, clarify ambiguities, and reconcile inconsistencies to the extent it deems necessary or desirable to effectuate the Plan or preserve qualification of the Plan under Section 401(a) of the Code;
               (e) to decide all questions relating to eligibility and payment of benefits hereunder, including, without limitation, the power and discretion to determine the eligibility of persons to receive benefits hereunder;

               (f) to establish procedures for determining whether a domestic relations order is a qualified domestic relations order (“QDRO”) as described in Section 414(p) of the Code and for complying with any such QDRO;
               (g) to direct the Trustee or Funding Agent with respect to benefits payable under the Plan (including, without limitation, the persons to be paid or methods of payment) and all distributions of the assets of the Plan;
               (h) to make a determination as to the rights of any person to a benefit and to afford any person dissatisfied with such determination the right to an appeal;
               (i) to determine the character and amount of expenses that are properly payable by the Plan as reasonable administration expenses, and to direct the Trustee with respect to the payment thereof (including, without limitation, the persons to be paid and the method of payment);
               (j) to compromise or settle claims against the Plan and to direct the Trustee to pay amounts required in any such settlements or compromise;
               (k) to determine the method of making corrections necessary or advisable as a result of operating defects in order to preserve qualification of the Plan under Section 401(a) of the Code pursuant to procedures of the Internal Revenue Service applicable in such cases (such as those set forth in Revenue Procedure 2008-50 and similar guidance);
               (l) to make appropriate provision for the investment and reinvestment of the assets of the Plan, including, as named fiduciary with respect to the control and management of the assets of the Plan, to appoint in its discretion an investment manager or managers (as defined in Section 3(38) of ERISA) to manage (including the power to acquire and dispose of) any assets of the Plan;
               (m) to determine all questions relating to the administration of the Plan (1) when disputes arise between an Employer and a Participant or his beneficiary, spouse or legal representatives, and (2) in order to promote the uniform administration of the Plan for the benefit of all parties concerned;
               (n) to compute the amount of retirement income and any other benefits payable, and direct the Trustee or Funding Agent as to the method by which and persons to whom benefits or expenses hereunder will be paid; and
               (o) to adopt from time to time assumptions for use in all actuarial calculations required in connection with the Plan, and determine with the advice of its actuarial consultant the minimum contribution required to be paid by an Employer, as provided in Article X.
The determinations of the Committee shall be conclusive and binding on all persons to the maximum extent permitted by law.
All expenses of the Committee shall be paid by the Fund to the extent not paid by the Company, and such expenses shall include any expenses authorized by the Board of Directors as necessary or desirable in the administration of the Plan.
          11.4 Advisers. Any named fiduciary under the Plan, and any fiduciary designated by a named fiduciary to whom such power is granted by a named fiduciary under the Plan, may employ one or more persons to carry out such responsibilities as may be specified by such fiduciary and to render advice with regard to any responsibility such fiduciary has under the Plan.
          11.5 Service in Multiple Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.
          11.6 Limitation of Liability; Indemnity.
               (a) Except as otherwise provided by law, if any duty or responsibility of a named fiduciary has been allocated or delegated to any other person in accordance with any provision of this Plan, then such named fiduciary shall not be liable for any act or omission of such person in carrying out such duty or responsibility.
               (b) Except as otherwise provided by law, no person who is a member of the Committee or is an employee, director or officer of any Employer who is a fiduciary under the Plan or trust, or otherwise has responsibility with respect to administration of the Plan or trust, shall incur any liability whatsoever on account of any matter connected with or related to the Plan or trust or the administration thereof, unless such person shall have acted in bad faith or been guilty of willful misconduct or gross negligence in respect of his duties, actions or omissions in respect of the Plan or trust.
               (c) The Company shall indemnify and save harmless each Committee member and each employee, director or officer of any Employer serving as a trustee or other fiduciary from and against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the Plan or trust or the administration thereof (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever), unless such person shall have acted in bad faith or been guilty of willful misconduct or gross negligence in respect of his duties, actions or omissions in respect of the Plan or trust.
          11.7 Reliance on Information. The Committee and any Employer and its officers, directors and employees shall be entitled to rely upon all tables, valuations, certificates, opinions and reports furnished by any accountant, trustee, insurance company, counsel or other expert who shall be engaged by an Employer or the Committee, and the Committee and any Employer and its officers, directors and employees shall be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon, and all action so taken or suffered shall be conclusive upon all persons affected thereby.
          11.8 Subcommittees Counsel and Agents. The Committee may appoint from its members such subcommittees (of one or more such members), with such powers, as the Committee shall determine. The Committee may employ such counsel (including legal counsel, who may be counsel for the Company or an Employer), accountants, and agents and such clerical and other services as either may require in carrying out the provisions of the Plan, and may charge the fees, charges and costs resulting from such employment as an expense to the Plan to the extent not paid by the Company. Unless otherwise required by law, persons employed by the Committee as counsel, or as its agents or otherwise, may include members of the Committee, or employees of the Company. Persons serving on the Committee, or on any such subcommittee shall be fully protected in acting or refraining to act in accordance with the advice of legal or other counsel.

          11.9 Funding Policy. The Committee shall establish and carry out, or cause to be established and carried out by those persons (including, without limitation, the Trustee or Funding Agent) to whom responsibility or authority therefor has been allocated or delegated in accordance with the Plan or trust agreement thereunder or any similar contract, a funding policy and method consistent with the objectives of the Plan and the requirements of ERISA.
          11.10 Proper Proof. In any case in which an Employer or the Committee shall be required under the Plan to take action upon the occurrence of any event, they shall be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence shall have been received by them.
          11.11 Genuineness of Documents. The Committee, and any Employer and its respective officers, directors and employees, shall be entitled to rely upon any notice, request, consent, letter, telegram or other paper or document believed by them or any of them to be genuine, and to have been signed or sent by the proper person, and shall be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon.
          11.12 Records and Reports. The Committee shall maintain or cause to be maintained such records, as it deems necessary or advisable in connection with the administration of the Plan.
          11.13 Recovery of Overpayments. Without limiting the generality of the Committee’s power and discretion under Paragraph 11.3(d) to rectify errors and supply omissions, in the event that the Committee determines that overpayments have been made to a Participant or his spouse or beneficiary, the Committee shall take such steps as it shall deem appropriate under the relevant facts and circumstances to recover such payments, with or without interest, and in case repayment is not otherwise made, to offset the amount to be recovered against subsequent payments otherwise becoming due to or in respect of such Participant, spouse or beneficiary at such time and to such extent as it shall deem appropriate.
          11.14 Professional Assistance. The Committee shall be entitled to rely upon tables, valuation certificates, and reports furnished by the Enrolled Actuary for the Plan and upon certificates, reports and opinions made or given by any accountant or investment counsel selected or approved by the Committee; and the members of the Committee, the Board of Directors, the Company, and the officers of the Company shall not be liable for any action taken, suffered or omitted by them in good faith, or for any such action in reliance upon any such actuary, accountant, or counsel.
          11.15 Spousal Claims. If the Committee shall receive written notice that the spouse, former spouse, or successor in interest of a spouse or former spouse of a Participant claims a right to receive any amount otherwise distributable to the Participant, the Committee shall have the power to take such action as, in its discretion, it shall determine to be necessary or appropriate to ascertain and resolve the interests of the parties involved. To this end, the Committee may in writing direct the Trustee or Funding Agent to withhold payment of any benefits the disposition of which is subject to a bona fide dispute, and may through its authorized agents enter into negotiations and agreements with all interested parties in order to make a determination of the amount and manner of payment of any benefits or funds to any such spouse, former spouse or successor.
          11.16 Claims. Any person who believes he is entitled to a benefit under the Plan may file a claim in writing for such benefit with the Committee in accordance with the claims review procedure established by the Committee. Any action (whether at law, in equity or otherwise) must be commenced within three (3) years from the earlier of (a) the date a final determination denying such benefit, in whole or in part, is issued under the Plan’s claim review procedure and (b) the date such person’s cause of action first accrued.

ARTICLE XII
FUNDING
          12.1 Funding Agent. The Company has heretofore entered into a contract with THE PRINCIPAL FINANCIAL GROUP, Des Moines, Iowa (“the Principal”), to provide for the investment of funds held hereunder and to facilitate payment of the benefits described herein. The contract provides for the establishment and maintenance of a fund or funds by the Principal to which amounts will be credited and from which will be withdrawn the sums necessary to pay the pension benefits provided hereunder. The Committee may enter into such contracts or agreements as it may deem appropriate with any other insurance company, trust company, institution, person or persons designated by it to facilitate the investment of funds and the payment of benefits hereunder, and such designated party or parties may act in addition to or in place of the Principal. Thereupon and thereafter an Employer may make all or any part of the contributions required to be made hereunder to such designated person, persons, or entity, and the funds so contributed and the earnings thereon shall be held, managed, and invested as provided in such contract or agreement. The Principal or any such designated person, persons, or entity shall be referred to as the Funding Agent.
          12.2 Procedure for Payment of Benefits. When any benefits shall become payable to any Participant hereunder, the Committee shall notify the Funding Agent designated by it, and such Agent shall take such action as is necessary to provide for the payment of such benefits out of the funds held by it, and in accordance with the terms of the contract or other instrument establishing the arrangement.
          12.3 Status of Funding Agent. The Funding Agent shall not be a party to this Plan and shall not have any responsibility for the validity of the Plan or for any action taken by the Committee. The Funding Agent shall be fully protected in dealing with the Committee in all matters and in accepting contributions from an Employer, and in making payments to or on direction of the Committee or the Company, without liability as to the application of such payments.
          12.4 The Trust Agreement. Effective July 17, 2002, the Committee, on behalf of itself and each other Employer, shall have the power to appoint and remove a Trustee and enter into or amend a trust agreement with the Trustee providing for the establishment of a fund hereunder. The trust agreement shall be deemed to form a part of this Plan, and any and all rights which may accrue to any person under this Plan shall be subject to all the terms and provisions of such trust agreement. Copies of the trust agreement shall be filed with the Committee and, upon reasonable application and notice, shall be made available for inspection by any Participant.

ARTICLE XIII
AMENDMENTS TO PLAN
               The Plan may be amended in whole or in part at any time, and from time to time, by resolution of the Board of Directors, by action of the Compensation Committee of the Board of Directors, or effective July 17, 2002, by written action of the Company Representative, and all Employers and Participants (and their spouse or beneficiaries) shall be bound thereby, provided that:
               (a) No amendment shall be effective unless the Plan, as so amended, shall be for the exclusive benefit of the Participants, retired Participants, their contingent annuitants, or other beneficiaries;
               (b) No amendment shall operate to deprive any of the foregoing persons of any rights or benefits irrevocably vested in them under the Plan prior to such amendment, except that the Company may make any and all changes or modifications necessary to qualify the Plan or to keep the Plan qualified under the Code and the regulations thereunder, or any amendment thereto;
               (c) No amendment shall result in discrimination in favor of Highly Compensated Employees; and
               (d) The power to amend the Plan to provide additional benefits shall be reserved solely to the Board of Directors.

ARTICLE XIV
[RESERVED]

ARTICLE XV
TERMINATION OF THE PLAN
          15.1 Right to Terminate — Procedure. The Company may at any time, by action of its Board of Directors, terminate the Plan. In the event of termination of the Plan, each Participant’s rights to accrued benefits hereunder shall become fully vested and nonforfeitable to the extent funded on the date of such termination. In the event of a partial termination of the Plan, the rights of each Participant affected by such termination to accrued benefits hereunder shall become fully vested and nonforfeitable to the extent funded on the date of such partial termination. No person shall upon such complete or partial termination be entitled to seek satisfaction of any benefit provided hereunder except as provided by the funds held pursuant hereto at the time of said termination or as otherwise provided by law including Title IV of ERISA.
               (a) Allocation of Assets. Upon the termination of the Plan, the assets of the Plan shall be allocated for the purpose of paying benefits to the Participants and beneficiaries in the following order of precedence:
                    (i) To each benefit payable as an annuity which was in pay status as of the beginning of the three-year period ending on the Plan Termination Date (at the lowest level of benefit in pay status in that period and based on the provisions of the Plan as in effect during the five years prior to the Plan Termination Date under which such benefit would be the least);
                    (ii) To each benefit payable as an annuity which would have been in pay status within three years prior to the Plan Termination Date had the Participant then been retired and had his benefits commenced then (based on provisions of the Plan as in effect during the five years prior to Plan Termination Date under which such benefit would be the least);
                    (iii) To each benefit guaranteed under Title IV of ERISA (determined without regard to Section 4022g(b)(5) relating to certain limitations on benefits);
                    (iv) To each benefit which would be guaranteed under Title IV of ERISA if neither Section 4022(b)(5) nor Section 4022(b)(6), relating to certain guaranty limitations, applied;
                    (v) To all other vested benefits under the Plan;
                    (vi) To all other benefits under the Plan.
               (b) Sequential Adjustment. The amount allocated with respect to any benefit under subparagraph (a), above, shall be properly adjusted for any allocation of assets with respect to that benefit under a prior category of benefits described in subparagraph (a).
               (c) Lateral Adjustment. If the assets available for allocation under any clause of subparagraph (a), above, are insufficient to satisfy in full the benefits of all individuals who are described in such clause. the assets shall be allocated pro rata among such individuals on the basis of the present value (as of the Plan Termination Date) of their respective benefits described therein.

               (d) Category (v) Adjustment. If the assets available for allocation under subparagraph (v) of subparagraph (a) are not sufficient to satisfy in full the benefits of individuals described therein, then such assets shall be allocated in the following manner:
                    (i) The assets shall be allocated to the benefits of individuals described in said subparagraph (v) on the basis of the benefits of individuals who would have been described in said subparagraph (v) under the Plan as in effect at the beginning of the five-year period ending on the Plan Termination Date
                    (ii) If the assets available for allocation under section (i) of this subparagraph (d) are sufficient to satisfy in full the benefits described therein (without regard to this section (ii), then for purposes of said section (i), benefits of individuals described therein shall be determined on the basis of the Plan as amended by the most recent Plan amendment effective during such five-year period under which the assets available for allocation are sufficient to satisfy in full the benefits of individuals described in said section (i) and any assets remaining to be allocated under such section shall be allocated thereunder on the basis of the Plan as amended by the next succeeding Plan amendment effective during such period.
               (e) Adjustment to Prevent Discrimination. If the Secretary of the Treasury determines that the allocation made pursuant to this Paragraph (without regard to this subparagraph (e)) results in discrimination prohibited by the Code, then, if required to prevent disqualification of the Plan under the Code, the assets allocated under sections (iii), (iv), (v), and (vi) of subparagraph (a) shall be reallocated to the extent necessary to avoid such discrimination.
               Further, in the event the Plan is terminated, the benefit of any Highly Compensated Employee (or any former Highly Compensated Employee), as determined under the provisions of Code Section 401(a)(17), shall be limited to a benefit that is nondiscriminatory under Section 401(a)(4).
               (f) Residual Assets. Following termination, any residual assets of the Plan shall be distributed to the Company after all liabilities of the Plan to Participants and their beneficiaries have been satisfied, provided that the distribution does not contravene any provision of law.
               (g) Limitation on Reversion. Notwithstanding the foregoing, if the Plan is terminated after a “Change in Control” shall have occurred, then:
               (i) The retirement benefits provided under the Plan shall be increased upon such termination in a manner that precludes discrimination in favor of highly compensated employees (within the meaning of Section 414(q) of the Code) to the maximum extent possible without causing the Plan to lose its qualified status under Section 401 of the Code and without causing a funding deficiency to occur by reason of such termination;
               (ii) In implementing such termination, each Plan Participant shall be entitled to receive distribution of such Participant’s benefit in cash (and such cash amount shall be determined on the assumption that the Participant retires at the earliest possible date under the Plan) or an annuity contract which may be issued only by an insurance company enjoying the highest rating accorded by both Standard & Poor’s and Moody’s;

               (iii) Any assets remaining after the satisfaction of all liabilities shall be applied by the Trustees directly for the exclusive benefit of Participants in the Plan and other employees of the Company who may be participants in the plan maintained by the Company pursuant to Section 401(k) of the Code (the “401(k) Plan”) by adding such assets to the 401(k) Plan, or by using such assets as an initial contribution to establish one or more plans qualified under Section 401 of the Code (including but not limited to one or more defined contribution plans as defined in Section 3(34) of ERISA; and, to the extent that the Trustees determine that all or any part of such remaining assets cannot be so applied within a reasonable time after such termination, they shall apply the balance of such remaining assets to augment or establish one or more employee welfare benefit plans, as defined in Section 3(1) of ERISA, for the benefit of employees of the Company as the Trustees shall determine in their discretion; and
               (iv) A “Change in Control” shall be deemed to have occurred if (A) any “person” (as such term is used in Sections 13(d) and (14(d) of the Securities and Exchange Act of 1934, hereinafter the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors (the “Board”) cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Corporation’s shareholders of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period.

               (h) Termination Date. The Plan Termination Date, as used in this Article XV, shall be:
                    (i) The date established by the Company and agreed to by the Pension Benefit Guaranty Corporation, if the Plan is terminated in accordance with Section 4041 of ERISA;
                    (ii) The date established by the Pension Benefit Guaranty Corporation in accordance with Section 4042 of ERISA; or
                    (iii) The date established by a court of competent jurisdiction if the Plan is terminated in accordance with either of the foregoing sections of ERISA, but no agreement is reached between the Company and the Pension Benefit Guaranty Corporation or a judicially appointed trustee.
          15.2 Method of Settlement. The allocation and provision for retirement benefit shall be accomplished as determined by the Committee in conformity with applicable law.
          15.3 Merger. If this Plan or the Trust created pursuant hereto shall be merged or consolidated with any other plan or trust, or if the assets or liabilities thereof shall be transferred to any other plan or trust, each Participant hereunder shall have a benefit under the merged or transferee plan (calculated as though said plan were terminated immediately after such merger or transfer) which such Participant would have enjoyed under this Plan if this Plan had been terminated immediately before such merger or transfer.

ARTICLE XVI
Leased Employees
          16.1 Definitions. For purposes of this Article XVI, the term “Leased Employee” means any person (a) who performs or performed services for an Employer or Affiliate (hereinafter referred to as the “Recipient”) pursuant to an agreement between the Recipient and any other person (hereinafter referred to as the “Leasing Organization”), (b) who has performed such services for the Recipient or for the Recipient and related persons (within the meaning of Section 144(a)(3) of the Code) on a substantially full-time basis for a period of at least one year, and (c) whose services are:
                    (i) effective January 1, 1997, performed under primary direction or control by the Recipient,
                    (ii) prior to January 1, 1997, of a type historically performed, in the business field of the recipient, by employees.
          16.2 Treatment of Leased Employees. For purposes of this Plan, a Leased Employee shall be treated as an employee of an Affiliate whose service for the Recipient (including service during the one-year period referred to in Paragraph 16.1) is to be taken into account in determining compliance with the service requirements of the Plan relating to vesting. However, the Leased Employee shall not be entitled to share in accrued benefits under the Plan with respect to any service or compensation attributable to the period during which he is a Leased Employee, and shall not be eligible to become a Participant eligible to accrue benefits under the Plan unless and except to the extent that he shall at some time, either before or after his service as a Leased Employee, qualify as a Participant eligible to accrue benefits under the Plan without regard to the provisions of this Article XVI (determined without regard to clause (b) of Paragraph 16.1).
          16.3 Exception for Employees Covered by Plans of Leasing Organization. Paragraph 16.2 shall not apply to any Leased Employee if such employee is covered by a money purchase pension plan of the Leasing Organization meeting the requirements of Section 414(n)(5)(B) of the Code and Leased Employees do not constitute more than twenty percent (20%) of the aggregate “nonhighly compensated work force” (as defined in Section 414(n)(5)(C)(ii) of the Code) of all Employers and Affiliates.
          16.4 Construction. The purpose of this Article XVI is to comply with the provisions of Section 4l4(n) of the Code. All provisions of this Article shall be construed consistently therewith, and, without limiting the generality of the foregoing, no individual shall be treated as a Leased Employee except as required under such section.

ARTICLE XVII
MISCELLANEOUS
          17.1 Antialienation. No benefit payable under the Plan shall be subject in any manner to anticipation, assignment, garnishment, or pledge; and any attempt to anticipate, assign, garnish, or pledge the same shall be void; and no such benefits shall be in any manner liable for or subject to the debts, liabilities, engagements, or torts of any Participants, and if any Participant shall become bankrupt or attempt to anticipate, assign, or pledge any benefits, then such benefits shall, at the discretion of the Committee, cease, and in the event the Committee shall have the authority to cause the same, or any part thereof, to be held or applied to or for the benefit of such Participant, his spouse, his children, or other dependents, or any of them in such manner and in such proportion as the Committee may think proper.
               Notwithstanding the preceding provisions of this Paragraph, payments may be made in conformity with a qualified domestic relations order, within the meaning of Section 414(p) of the Code, under procedures to be adopted in conformity with said Section.
          17.2 Applicable Law. Except as otherwise provided by ERISA, this Plan is established with reference to, and shall be construed, regulated and administered under, the laws of the State of California. If any provision hereof shall be determined by a court of competent jurisdiction to be invalid or infeasible, the remaining provisions shall nevertheless continue in full force And effect.
          17.3 Look Back Year. The determination of Highly Compensated Employees in conformity with the requirements of Treasury Regulations Section 1.414(q)-1T shall be made for the years 1995 and 1996 utilizing the current Plan Year as both the look-back year and the determination year.

ARTICLE XVIII
[RESERVED]

ARTICLE XIX
TOP-HEAVY PROVISIONS
          19.1 Rules Prior to 2002. The Plan shall be considered to be top-heavy in any Year if as of the determination date the present value of all benefits of Key Employees (as defined in subparagraph (e) hereof ) under this Plan and all other Plans in the aggregation group as defined herein shall exceed sixty percent (60%) of a similar sum determined for all Employees under such plans. Effective July 7, 1995, in determining the present value of benefits, the actuarial assumptions shall be those in effect on the determination date for purposes of applying the provisions of Code Section 417(e)(3). The determination date for any Year is the last day of the preceding Year. The Aggregation Group shall consist of this Plan, each other Plan maintained by the Employer in which a Key Employee shall be a Participant, and any other Plan the maintenance of which is necessary to permit this Plan or any Plan in which a Key Employee is a Participant to satisfy the provision of Section 410 or 401(a)(4) of the Code. In particular, any distribution to an Employee during the five-year period ending on the determination date shall be taken into account in determining the accrued benefit of such Employee, as provided in Section 416(g)(3) of the Code; any rollover contribution made after December 31, 1983 will not be taken into account in determining whether the Plan is top-heavy, as provided in Section 416(g)(4)(A) of said Code; and the accrued benefit or account balance of any former Key Employee who is no longer a Key Employee shall not be taken into account as provided in Section 416(g)(4)(B) of said Code.
               In determining the amount of benefits to be taken into account under the provisions of the first sentence of this Paragraph, the present value of benefits shall be calculated under the actuarial assumptions used in determining the funding requirements of the Plan; the valuation shall be as of the last valuation date which is within a twelve-month period ending on the determination date; the rules set forth in Paragraphs (3) and (4) of Section 416(g) of the Code shall be followed; and the accrued benefit of an Employee other than a Key Employee (within the meaning of Section 416(i)(1) of the Code) shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Affiliates, or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Section 411(b)(1)(c) of the Code. If the Plan shall be top-heavy in any Year, the following provisions shall apply notwithstanding any other provisions hereof:
               (a) Vesting. Each Participant’s vested interest in his accrued benefit shall be determined using the following vesting schedule rather than under the provisions of Article IX hereof:

Years of	Vested
Vesting Credit Service	Percentage
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%
               If in any subsequent Year the Plan shall cease to be top-heavy, each Participant’s vested interest in his accrued benefit as of the last day of the Year in which the Plan was top-heavy shall be preserved, but except as to long-term Employees additional vesting in such accrued benefit and in all future accruals shall be determined under the provisions of Article IX (so long as the Plan shall not be top-heavy). A long-term Employee is any Employee who was a Participant during a Year in which the Plan was top-heavy and who, as of the first day of the Year with respect to which the top-heavy restrictions shall have become inapplicable, shall have completed at least five Years of Vesting Credit Service. The vested interest of a long-term Employee in all benefits hereunder shall be determined under the vesting schedule set forth in this Article.
               (b) Minimum Benefit. If the Plan shall be top-heavy in any Year, the minimum accrued benefit for each Employee who shall have completed a Year of Credited Service during such Year and who is not a Key Employee (as hereinbefore defined) shall be an annual lifetime retirement benefit commencing at Normal Retirement Age equal to the applicable percentage as hereinafter defined of such Participant’s average compensation for a five-year period during which such Employee’s compensation shall have been the greatest. The term “applicable percentage” means the lesser of twenty percent (20%) or two percent (2%) multiplied by the number of the Employee’s Years of Credited Service subsequent to December 31, 1983, and during which the Plan was top-heavy. If the Participants benefit hereunder shall be paid as other than a single-life annuity commencing at Normal Retirement Age, then the Participant shall receive a benefit payment calculated under the preceding provisions hereof.
               (c) Additional Limitations. In applying the provisions of subparagraphs (a) and (b) of this Paragraph, contributions or benefits under the Social Security Act, the Federal Insurance Contributions Act, or any similar federal or state law shall not be taken into account. The provisions of said Paragraphs shall not, however, apply in any event to any Employee included in a unit of Employees covered by an agreement which the Secretary of Labor finds to be a collective bargaining agreement between Employee representatives and one or more Employers if there is evidence that retirement benefits were the subject of good faith bargaining between such Employee representatives and such Employer or Employees.
               (d) Benefit Limitations. If a Plan shall be top-heavy in any Year prior to January 1, 2000, then all references in Paragraph 6.4 to “one hundred twenty-five percent (125%) of the dollar limitation” shall be deemed to refer to one hundred percent (100%) of such limitation.
               (e) A Key Employee is any Employee or former Employee who at any time during the Plan Year containing the determination date or the four preceding Plan Years is or was (1) an officer of the Employer having annual compensation for such Plan Year which is in excess of fifty percent (50%) of the dollar limit in effect under Section 415(b)(1)(A) of the Code for the calendar year in which such Plan Year ends; (2) an owner of (or considered as owning within the meaning of Code Section 318) both more than a one-half percent (.5%) interest as well as one of the ten (10) largest interests in the Employer and having annual compensation greater than the dollar limit in effect under Code Section 415(c)(1)(A) for the year; (3) a five percent (5%) owner of the Employer; or (4) a one percent (1%) owner of the Employer who has annual compensation of more than $150,000. For purposes of determining five-percent and one-percent owners, neither the aggregation rules nor the rules of subsections (b), (c), and (m) of Code Section 414 apply. Beneficiaries of an Employee acquire the character of the Employee who performed service for the Employer, and inherited benefits will retain the character of the benefits of the Employee who performed services for the Employer.
          19.2 Modification of Top-Heavy Rules. This Paragraph shall apply for purposes of determining whether the Plan is a top-heavy plan under Section 416(g) of the Code for Plan Years beginning January 1, 2002, and whether the Plan satisfies the minimum benefits requirements of Section 416(c) of the Code for such years. This Paragraph amends Paragraph 19.1 of the Plan.
               (a) Determination of Top-Heavy Status.
                    (i) Key Employee. Key Employee means any employee or former employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of the employer having annual Compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for plan years beginning after December 31, 2002), a 5-percent owner of the employer, or a 1-percent owner of the employer having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.
                    (ii) Determination of Present Values and Amounts. This Paragraph 19.2(a)(ii) shall apply for purposes of determining the present values of accrued benefits and the amounts of account balances of employees as of the determination date.
               (A) Distributions During Year Ending on the Determination Date. The present values of accrued benefits and the amounts of account balances of an employee as of the determination date shall be increased by the distributions made with respect to the employee under the Plan and any Plan aggregated with the plan under Section 416(g)(2) of the Code during the 1-year period ending on the determination date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”
               (B) Employees Not Performing Services During Year Ending on the Determination Date. The accrued benefits and accounts of any individual who has not performed services for the employer during the 1-year period ending on the determination date shall not be taken into account.
               (b) Minimum Benefits. For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining years of service with the employer, any service with the employer shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

ARTICLE XX
SPECIAL PROVISIONS APPLICABLE TO MEMEC LLC AND ITS SUBSIDIARIES
          20.1 Special Definitions. For purposes of this Article XX, the following terms have the following meanings unless different meaning is clearly required by the context:
               (a) “Closing” means October 16, 2000 (the date of the closing under the Share Purchase Agreement dated August 7, 2000 (the “SPA”) between VEBA Electronics GmbH and others, and E.ON AG, on the one hand, and Arrow Electronics, Inc., Cherry Bright Limited and Avnet, Inc.).
               (b) “Memec” means Memec LLC and its subsidiaries, Impact Semiconductor Technologies LLC, Insight Electronics LLC, and Unique Semiconductor Technologies Inc..
          20.2 “Memec Employees”. Memec Employees means individuals who are active Participants immediately prior to the Closing and become employees of Memec upon the Closing.
          20.3 Memec Employees No Longer Active Participants Under the Plan. Effective as of the Closing, Memec Employees shall accrue no further benefits under the Plan, and Memec Employees shall be fully vested in their benefits already accrued as of the Closing.

ARTICLE XXI
Benefit Freeze
No Participant shall accrue any further benefits under the Plan after December 31, 2000. Without limiting the generality of the foregoing, no period after December 31, 2000 shall be includible in Credited Service, no compensation after December 31, 2000 shall be taken into account in determining Final Average Earnings, and the Primary Insurance Amount under Paragraph 6.1 shall be determined for each Participant as if the Participant had terminated employment on December 31, 2000, based on Social Security benefit levels and law then in effect.

ARTICLE XXII
Applicable Mortality Table on and After December 31, 2002
          This Article shall apply to distributions with Annuity Commencement Dates on or after December 31, 2002. Notwithstanding any other plan provisions to the contrary, the applicable mortality table used for purposes of adjusting any benefit or limitation under Sections 415(b)(2)(B), (C), or(D) of the Code as set forth in Paragraph 6.3 and the applicable mortality table used for purposes of satisfying the requirements of Section 417(e) of the Code as set forth in Paragraph 8.4, Article XIX, and Exhibit A of the Plan is the table prescribed in Rev. Rul. 2001-62.
               IN WITNESS WHEREOF, ARROW ELECTRONICS, INC., successor by merger to Wyle Electronics, has caused this instrument to be executed by its duly authorized officer, and its corporate seal to be hereunto affixed, this 9th day of September, 2009.

ATTEST:	ARROW ELECTRONICS, INC.

/s/ Peter S. Brown	By:	/s/ Paul J. Reilly

Secretary		Senior Vice President

EXHIBIT A
JOINT AND SURVIVOR FACTORS
In determining the factors in this exhibit, the ages of both the employee and the spouse are determined as age nearest birthday and the factors are rounded to 3 decimal places before being applied to a monthly straight life annually.
The applicable Joint and Survivor Factors are as follows
          (1) For Benefit Commencement Dates before August 1, 2008:
               (a) For an employee with a spouse less than five years younger or older, a reduction of: 20% times the survivor percentage.
               (b) For an employee with a spouse more than five years younger, a reduction of: 20% plus 1% for every year over five that the spouse is younger, times the survivor percentage.
               (c) For an employee with a spouse more than five years older, a reduction of: 20% minus 1% for every year over five that the spouse is older, times the survivor percentage. (If a spouse is more than 25 years older than the employee, there is no reduction.)
Examples:

Spouse’s Age Compared	Joint and Survivor Factors
to Employee’s Age	100%	75%	66-2/3%	50%
10 years younger or more	---------------------see above---------------------
9 years younger	.760	.820	.840	.880
8 years younger	.770	.828	.847	.885
7 years younger	.780	.835	.853	.890
6 years younger	.790	.843	.860	.895
5 years younger to 5 years older	.800	.850	.867	.900

6 years older	.810	.858	.873	.905
7 years older	.820	.865	.880	.910
8 years older	.830	.873	.887	.915
9 years older	.840	.880	.893	.920
10 years older or more	---------------------see above---------------------
Apply factors to monthly straight-life annuity benefit. Determine ages of both employee and spouse as age nearest birthday.
(2) For Benefit Commencement Dates on or after August 1, 2008, each factor is determined as the greater of the factors in (1), above or as set forth below.
The factor determined so that the Joint and Survivor annuity is the Actuarial Equivalent of a monthly straight life annuity. For this purpose, Actuarial Equivalence shall be determined on the basis of the interest rate specified by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code for the fourth month preceding the first day of the Plan Year in which the Participant’s distributions is to be made and the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code.
(3) Effective for Benefit Commencement Dates on or after August, 1, 2008, for participants of the Sylvan Ginsbury, Ltd. Pension Plan (the “Sylvan Plan”) as of January 1, 1997 with respect to the portion of the accrued benefit earned under that Plan, the factors set forth in (1), (2), or those under the terms of the Sylvan Plan, whichever yields a greater benefit.
EXHIBIT A — Continued
LUMP SUM FACTORS
APPLICABLE AS OF JANUARY 31, 1989 TO PARAGRAPH 8.4(c)

Age Nearest
Birthday	Factor
(Apply to 12 times the monthly benefit)
Under 35	1.0
35 - 39	1.5
40 - 44	2.0
45 - 49	2.5
50 - 54	3.5
55 - 59	5.0
60 and over	8.0
Miscellaneous
An interest rate of seven percent (7%) per year and the mortality table prescribed by the Commissioner of Internal Revenue for purposes of Section 417(e) of the Code shall be used for determining all actuarial equivalents under the Plan for which actuarial assumptions or factors are not otherwise specifically provided.

EXHIBIT B
SYLVAN GINSBURY ACTUARIAL EQUIVALENCE
          For purposes of Paragraph 8.6, the meaning of Actuarial Equivalent under the Sylvan Plan is as follows:
          “Actuarial Equivalent” means a benefit of value equivalent to the value of the benefit replaced, based on the following actuarial assumptions:

Mortality, pre-retirement -	none
Mortality, post-retirement -	1971 Individual Annuity Mortality Table for Males
Interest, pre-retirement -	6%
Interest, post-retirement -	5% (6% effective March 31, 1994)
However, a single lump sum Actuarial Equivalent of an annuity benefit shall be calculated with interest at the rates specified above or at the applicable PBGC rate if lower. For this purpose, the “applicable PBGC rate” shall mean the applicable rate or rates for the immediate or deferred annuity benefit in question as adopted by the Pension Benefit Guaranty Corporation to determine the sufficiency of plans terminating on the first day of the Plan Year in which the lump sum is paid; provided, however, that if the present value of a lump sum benefit using such rate or rates exceeds $25,000, the “applicable PBGC rate” shall instead mean 120 percent of such rate or rates, but only to the extent that the lump sum value is not thereby reduced below $25,000.